EXHIBIT 99.4

ITEM 8.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FOR YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Consolidated Balance Sheets

December 31 ($000’s except share data)

	As Adjusted Note 2
	2005	2004
Assets
Cash and Cash Equivalents:
Cash and Due from Banks	$1,155,263	$838,668
Federal Funds Sold and Security Resale Agreements	209,869	72,515
Money Market Funds	49,219	76,955
Total Cash and Cash Equivalents	1,414,351	988,138

Investment Securities:
Trading Securities, at Market Value	29,779	18,418
Interest Bearing Deposits at Other Banks	40,659	23,105
Available for Sale, at Market Value	5,701,703	5,358,999
Held to Maturity, Market Value $638,135 ($765,101 in 2004)	618,554	726,386
Total Investment Securities	6,390,695	6,126,908

Loans Held for Sale	277,847	81,662

Loans and Leases:
Loans and Leases, Net of Unearned Income of $107,244 ($85,025 in 2004)	33,889,066	29,455,110
Less: Allowance for Loan and Lease Losses	363,769	358,110
Net Loans and Leases	33,525,297	29,097,000

Premises and Equipment, Net	490,687	467,225
Goodwill and Other Intangibles	2,461,461	2,126,433
Accrued Interest and Other Assets	1,652,379	1,550,036
Total Assets	$46,212,717	$40,437,402

Liabilities and Shareholders’ Equity
Deposits:
Noninterest Bearing	$5,525,019	$4,888,426
Interest Bearing	22,149,202	21,566,661
Total Deposits	27,674,221	26,455,087

Short-term Borrowings	5,626,734	3,530,036
Accrued Expenses and Other Liabilities	1,507,621	1,474,940
Long-term Borrowings	6,668,670	5,026,599
Total Liabilities	41,477,246	36,486,662

Shareholders’ Equity:
Series A Convertible Preferred Stock, $1.00 par value, 2,000,000 Shares Authorized	—	—
Common Stock, $1.00 par value, 700,000,000 Shares Authorized; 244,587,222 Shares Issued (244,432,222 Shares in 2004)	244,587	244,432
Additional Paid-in Capital	970,739	850,279
Retained Earnings	3,871,614	3,380,212
Accumulated Other Comprehensive Income, Net of Related Taxes	(37,291)	23,338
Less: Treasury Stock, at Cost: 9,148,493 Shares (17,091,528 in 2004)	277,423	518,231
Deferred Compensation	36,755	29,290
Total Shareholders’ Equity	4,735,471	3,950,740
Total Liabilities and Shareholders’ Equity	$46,212,717	$40,437,402

The accompanying notes are an integral part of the Consolidated Financial Statements.

Consolidated Statements of Income

Years ended December 31 ($000’s except share data)

	As Adjusted Note 2
	2005	2004	2003
Interest and Fee Income
Loans and Leases	$1,959,063	$1,432,754	$1,336,288
Investment Securities:
Taxable	214,537	200,107	165,075
Exempt from Federal Income Taxes	64,127	58,826	57,968
Trading Securities	229	271	258
Short-term Investments	8,675	2,397	2,559
Total Interest and Fee Income	2,246,631	1,694,355	1,562,148

Interest Expense
Deposits	544,920	276,102	228,216
Short-term Borrowings	106,333	61,256	81,070
Long-term Borrowings	330,144	196,440	163,348
Total Interest Expense	981,397	533,798	472,634
Net Interest Income	1,265,234	1,160,557	1,089,514
Provision for Loan and Lease Losses	44,795	37,963	62,993
Net Interest Income After Provision for Loan and Lease Losses	1,220,439	1,122,594	1,026,521

Other Income
Data Processing Services	1,185,024	934,128	700,530
Wealth Management	191,720	175,119	148,348
Service Charges on Deposits	93,953	98,882	102,528
Gains on Sale of Mortgage Loans	42,393	27,082	54,143
Other Mortgage Banking Revenue	8,095	7,591	13,075
Net Investment Securities Gains	45,514	35,336	21,572
Life Insurance Revenue	27,079	27,254	30,507
Other	122,481	112,538	112,870
Total Other Income	1,716,259	1,417,930	1,183,573

Other Expense
Salaries and Employee Benefits	1,074,758	919,431	830,779
Net Occupancy	88,656	77,209	67,626
Equipment	126,942	115,650	111,354
Software Expenses	57,987	50,021	44,747
Processing Charges	62,646	52,239	48,295
Supplies and Printing	23,933	23,581	22,118
Professional Services	53,641	43,763	44,429
Shipping and Handling	72,201	67,772	51,765
Amortization of Intangibles	31,103	27,852	23,785
Other	287,177	251,166	240,689
Total Other Expense	1,879,044	1,628,684	1,485,587
Income Before Income Taxes	1,057,654	911,840	724,507
Provision for Income Taxes	351,464	305,987	202,060
Net Income	$706,190	$605,853	$522,447

Net Income Per Common Share
Basic	$3.06	$2.72	$2.31
Diluted	2.99	2.66	2.28

The accompanying notes are an integral part of the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Years ended December 31 ($000’s)

	As Adjusted Note 2
	2005	2004	2003
Cash Flows From Operating Activities:
Net Income	$706,190	$605,853	$522,447
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	202,353	192,070	198,974
Provision for Loan and Lease Losses	44,795	37,963	62,993
(Benefit) Provision for Deferred Taxes	(15,954)	2,361	(53,726)
Stock–based Compensation Expense	37,243	36,280	34,992
Excess Tax Benefit from Stock-based Compensation Arrangements	(8,882)	(11,155)	(7,586)
Gains on Sales of Assets	(106,705)	(32,502)	(45,507)
Proceeds from Sales of Trading Securities and Loans Held for Sale	9,175,833	7,721,503	11,637,141
Purchases of Trading Securities and Loans Held for Sale	(9,136,336)	(7,513,518)	(11,240,640)
Other	(262,358)	(42,577)	(83,106)
Total Adjustments	(70,011)	390,425	503,535
Net Cash Provided by Operating Activities	636,179	996,278	1,025,982

Cash Flows From Investing Activities:
Proceeds from Sales of Securities Available for Sale	104,280	12,467	41,838
Proceeds from Maturities of Securities Available for Sale	1,260,242	1,265,998	2,840,754
Proceeds from Maturities of Securities Held to Maturity	108,554	94,907	122,856
Purchases of Securities Available for Sale	(1,792,054)	(1,775,775)	(3,449,841)
Purchases of Securities Held to Maturity	—	—	(1,000)
Net Increase in Loans	(4,545,258)	(4,571,125)	(1,857,480)
Purchases of Assets to be Leased	(281,991)	(215,578)	(243,955)
Principal Payments on Lease Receivables	226,504	291,608	450,224
Purchases of Premises and Equipment, Net	(93,624)	(80,428)	(62,125)
Acquisitions, Net of Cash and Cash Equivalents Acquired	(94,399)	(1,012,100)	(29,395)
Other	(15,390)	25,142	18,002
Net Cash Used in Investing Activities	(5,123,136)	(5,964,884)	(2,170,122)

Cash Flows From Financing Activities:
Net Increase in Deposits	1,295,837	4,200,843	1,886,561
Proceeds from Issuance of Commercial Paper	5,310,137	6,442,232	7,790,467
Principal Payments on Commercial Paper	(5,241,685)	(6,534,320)	(7,737,360)
Net Increase (Decrease) in Other Short-term Borrowings	1,029,234	(1,584,827)	(842,636)
Proceeds from Issuance of Long-term Borrowings	3,279,779	3,040,500	1,278,629
Payment of Long-term Borrowings	(604,735)	(455,829)	(1,164,025)
Dividends Paid	(214,788)	(179,855)	(158,007)
Purchases of Common Stock	—	(98,385)	(201,044)
Proceeds from the Issuance of Common Stock	60,911	206,666	49,063
Excess Tax Benefit from Stock-based Compensation Arrangements	8,882	11,155	7,586
Other	(10,402)	(3,062)	—
Net Cash Provided by Financing Activities	4,913,170	5,045,118	909,234

Net Increase (Decrease) in Cash and Cash Equivalents	426,213	76,512	(234,906)
Cash and Cash Equivalents, Beginning of Year	988,138	911,626	1,146,532
Cash and Cash Equivalents, End of Year	$1,414,351	$988,138	$911,626

Supplemental Cash Flow Information:
Cash Paid During the Year for:
Interest	$906,308	$506,773	$500,698
Income Taxes	366,431	283,588	297,143

The accompanying notes are an integral part of the Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

($000’s except share data)

	Compre- hensive Income	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Common Stock	Deferred Compen- sation	Accumulated Other Compre-hensive Income
Balance, December 31, 2002 As Originally Reported		$—	$240,833	$569,162	$2,675,148	$(381,878)	$(22,170)	$(44,427)
Cumulative Effect of SFAS 123(R), Note 2		—	—	128,368	(85,374)	—	3,045	—
Balance, December 31, 2002 As Adjusted		—	240,833	697,530	2,589,774	(381,878)	(19,125)	(44,427)
Comprehensive Income:
Net Income As Adjusted	$522,447	—	—	—	522,447	—	—	—
Unrealized Gains (Losses) on Securities:
Arising During the Period Net of Taxes of $6,489	(12,016)	—	—	—	—	—	—	—
Reclassification for Securities Transactions Included in Net Income Net of Taxes of $2,008	(3,729)	—	—	—	—	—	—	—
Total Unrealized Gains (Losses) on Securities	(15,745)	—	—	—	—	—	—	(15,745)
Net Gains (Losses) on Derivatives Hedging Variability of Cash Flows:
Arising During the Period Net of Taxes of $3,635	(6,748)	—	—	—	—	—	—	—
Reclassification Adjustments For Hedging Activities Included in Net Income Net of Taxes of $37,485	69,614	—	—	—	—	—	—	—
Net Gains (Losses)	62,866	—	—	—	—	—	—	62,866
Other Comprehensive Income	47,121	—	—	—	—	—	—	—
Comprehensive Income As Adjusted	$569,568	—	—	—	—	—	—	—

Issuance of 2,989,875 Treasury Common Shares Under Stock Option and Restricted Stock Plans		—	—	(21,373)	—	79,908	(1,364)	—
Acquisition of 5,996,799 Common Shares		—	—	(112)	—	(211,592)	612	—
Dividends Declared on Common Stock—$0.700 Per Share		—	—	—	(158,007)	—	—	—
Income Tax Benefit for Compensation Expense for Tax Purposes in Excess of Amounts Recognized for Financial Reporting Purposes		—	—	7,586	—	—	—	—
Stock Based Compensation Expense		—	—	34,992	—	—	—	—
Other		—	—	(290)	—	—	—	—
Balance, December 31, 2003 As Adjusted		$—	$240,833	$718,333	$2,954,214	$(513,562)	$(19,877)	$2,694

The accompanying notes are an integral part of the Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

($000’s except share data)

	Compre- hensive Income	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Common Stock	Deferred Compen- sation	Accumula- ted Other Compre- hensive Income
Balance, December 31, 2003 As Adjusted		$—	$240,833	$718,333	$2,954,214	$(513,562)	$(19,877)	$2,694
Comprehensive Income:
Net Income As Adjusted	$605,853	—	—	—	605,853	—	—	—
Unrealized Gains (Losses) on Securities:
Arising During the Period Net of Taxes of $5,692	(10,476)	—	—	—	—	—	—	—
Reclassification for Securities Transactions Included in Net Income Net of Taxes of $139	(258)	—	—	—	—	—	—	—
Total Unrealized Gains (Losses) on Securities	(10,734)	—	—	—	—	—	—	(10,734)
Net Gains (Losses) on Derivatives Hedging Variability of Cash Flows:
Arising During the Period Net of Taxes of $5,821	10,810	—	—	—	—	—	—	—
Reclassification Adjustments For Hedging Activities Included in Net Income Net of Taxes of $11,075	20,568	—	—	—	—	—	—	—
Net Gains (Losses)	31,378	—	—	—	—	—	—	31,378
Other Comprehensive Income	20,644	—	—	—	—	—	—	—
Comprehensive Income As Adjusted	$626,497	—	—	—	—	—	—	—

Issuance of 3,599,700 Common Shares		—	3,599	146,300	—	—	—	—
Present Value of Stock Purchase Contract and Allocated Fees and Expenses for Common SPACESSM		—	—	(34,039)	—	—	—	—
Issuance of 2,825,014 Treasury Common Shares Under Stock Option and Restricted Stock Plans		—	—	(27,436)	—	85,342	(9,610)	—
Acquisition of 2,310,053 Common Shares		—	—	(41)	—	(90,011)	197	—
Dividends Declared on Common Stock—$0.810 Per Share		—	—	—	(179,855)	—	—	—
Income Tax Benefit for Compensation Expense for Tax Purposes in Excess of Amounts Recognized for Financial Reporting Purposes		—	—	11,155	—	—	—	—
Stock Based Compensation Expense		—	—	36,280	—	—	—	—
Other		—	—	(273)	—	—	—	—
Balance, December 31, 2004 As Adjusted		$—	$244,432	$850,279	$3,380,212	$(518,231)	$(29,290)	$23,338

The accompanying notes are an integral part of the Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

($000’s except share data)

	Compre- hensive Income	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Common Stock	Deferred Compen- sation	Accumula- ted Other Compre- hensive Income
Balance, December 31, 2004 As Adjusted		$—	$244,432	$850,279	$3,380,212	$(518,231)	$(29,290)	$23,338
Comprehensive Income:
Net Income As Adjusted	$706,190	—	—	—	706,190	—	—	—
Unrealized Gains (Losses) on Securities:
Arising During the Period Net of Taxes of $36,387	(66,670)	—	—	—	—	—	—	—
Reclassification for Securities Transactions Included in Net Income Net of Taxes of $388	(722)	—	—	—	—	—	—	—
Total Unrealized Gains (Losses) on Securities	(67,392)	—	—	—	—	—	—	(67,392)
Net Gains (Losses) on Derivatives Hedging Variability of Cash Flows:
Arising During the Period Net of Taxes of $5,499	10,211	—	—	—	—	—	—	—
Reclassification Adjustments For Hedging Activities Included in Net Income Net of Taxes of $1,857	(3,448)	—	—	—	—	—	—	—
Net Gains (Losses)	6,763	—	—	—	—	—	—	6,763
Other Comprehensive Income	(60,629)	—	—	—	—	—	—	—
Comprehensive Income As Adjusted	$645,561	—	—	—	—	—	—	—

Issuance of 155,000 Common Shares		—	155	6,496	—	—	—	—
Issuance of 5,254,523 Treasury Common Shares in the 2005 Business Combinations		—	—	81,778	—	159,317	—	—
Issuance of 2,358,561 Treasury Common Shares Under Stock Option and Restricted Stock Plans		—	—	(17,201)	—	71,663	(7,746)	—
Issuance of 355,046 Treasury Common Shares for Retirement Plan Funding		—	—	3,611	—	10,765	—	—
Acquisition of 25,095 Common Shares		—	—	(66)	—	(937)	281	—
Dividends Declared on Common Stock—$0.930 Per Share		—	—	—	(214,788)	—	—	—
Income Tax Benefit for Compensation Expense for Tax Purposes in Excess of Amounts Recognized for Financial Reporting Purposes		—	—	8,882	—	—	—	—
Stock Based Compensation Expense		—	—	37,243	—	—	—	—
Other		—	—	(283)	—	—	—	—
Balance, December 31, 2005 As Adjusted		$—	$244,587	$970,739	$3,871,614	$(277,423)	$(36,755)	$(37,291)

The accompanying notes are an integral part of the Consolidated Financial Statements.

Notes to Consolidated Financial Statements

December 31, 2005, 2004, and 2003 ($000’s except share data)

Marshall & Ilsley Corporation (“M&I” or the “Corporation”) is a financial holding company that provides diversified financial services to a wide variety of corporate, institutional, government and individual customers.  M&I’s largest affiliates and principal operations are in Wisconsin; however, it has activities in other markets, particularly in certain neighboring Midwestern states, and in Arizona, Nevada and Florida.  The Corporation’s principal activities consist of banking and data processing services.  Banking services, lending and accepting deposits from retail and commercial customers are provided through its lead bank, M&I Marshall & Ilsley Bank (“M&I Bank”), which is headquartered in Wisconsin, one federally chartered thrift headquartered in Nevada, one state chartered bank headquartered in St. Louis, Missouri, and an asset-based lending subsidiary headquartered in Minneapolis, Minnesota.  In addition to branches located throughout Wisconsin, banking services are provided in branches located throughout Arizona, the Minneapolis, Minnesota and St. Louis, Missouri metropolitan areas, Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada and Naples and Bonita Springs, Florida, as well as on the Internet.  Financial and data processing services and software sales are provided through the Corporation’s subsidiary Metavante Corporation (“Metavante”) and its nonbank subsidiaries primarily to financial institutions throughout the United States.  Other financial services provided by M&I include: personal property lease financing to consumer and commercial customers; investment management and advisory services; venture capital and financial advisory services; trust services to residents of Wisconsin, Arizona, Minnesota, Missouri, Florida, Nevada and Indiana; and brokerage and insurance services.

1.

Summary of Significant Accounting Policies

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

Consolidation principles—The Consolidated Financial Statements include the accounts of the Corporation, its subsidiaries that are wholly or majority owned and/or over which it exercises substantive control and significant variable interest entities for which the Corporation has determined that, based on the variable interests it holds, it is the primary beneficiary in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities an interpretation of Accounting Research Board (“ARB”) No. 51 (revised December 2003).  The primary beneficiary of a variable interest entity is the party that absorbs a majority of an entity’s expected losses, receives a majority of an entity’s expected residual returns, or both, as a result of holding variable interests.  Variable interests are the ownership, contractual or other pecuniary interests in an entity.  Investments in unconsolidated affiliates, in which the Corporation has 20 percent or more ownership interest and has the ability to exercise significant influence, but not substantive control, over the affiliates’ operating and financial policies, are accounted for using the equity method of accounting, unless the investment has been determined to be temporary.  All significant intercompany balances and transactions are eliminated in consolidation.

The Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs.  The majority of these activities are basic term or revolving securitization facilities.  These facilities are generally funded through term-amortizing debt structures or with short-term commercial paper designed to be paid off based on the underlying cash flows of the assets securitized.  These financing entities are contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments.  In certain situations, the Corporation provides liquidity and/or loss protection agreements.  In determining whether the financing entity should be consolidated, the Corporation considers whether the entity is a qualifying special-purpose entity (“QSPE”) as defined in Statement of Financial Accounting Standards No. 140 (“SFAS 140”), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  For non-consolidation, a QSPE must be demonstrably distinct, have significantly limited permitted activities, hold assets that are restricted to transferred financial assets and related assets, and can sell or dispose of non-cash financial assets only in response to specified conditions.

Certain amounts in the 2004 and 2003 Consolidated Financial Statements have been reclassified to conform to the 2005 presentation.

Cash and cash equivalents—For purposes of the Consolidated Financial Statements, the Corporation defines cash and cash equivalents as short-term investments, which have an original maturity of three months or less and are readily convertible into cash.

Securities—Securities, when purchased, are designated as Trading, Investment Securities Held to Maturity, or Investment Securities Available for Sale and remain in that category until they are sold or mature.  The specific identification method is used in determining the cost of securities sold.

Trading Securities are carried at fair value, with adjustments to the carrying value reflected in the Consolidated Statements of Income.  Investment Securities Held to Maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts.  The Corporation designates investment securities as held to maturity only when it has the positive intent and ability to hold them to maturity.  All other securities are classified as Investment Securities Available for Sale and are carried at fair value with fair value adjustments net of the related income tax effects reported as a component of Accumulated Other Comprehensive Income in the Consolidated Balance Sheets.

Loans held for sale—Loans held for sale are carried at the lower of cost or market, determined on an aggregate basis, based on outstanding firm commitments received for such loans or on current market prices.

Loans and leases—Interest on loans, other than direct financing leases, is recognized as income based on the loan principal outstanding during the period.  Unearned income on financing leases is recognized over the lease term on a basis that results in an approximate level rate of return on the lease investment.  Loans are generally placed on nonaccrual status when they are past due 90 days as to either interest or principal.  When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans.  A nonaccrual loan may be restored to an accrual basis when interest and principal payments are brought current and collectibility of future payments is not in doubt.

The Corporation defers and amortizes fees and certain incremental direct costs, primarily salary and employee benefit expenses, over the contractual term of the loan or lease as an adjustment to the yield.  The unamortized net fees and costs are reported as part of the loan or lease balance outstanding.

The Corporation periodically reviews the residual values associated with its leasing portfolios.  Declines in residual values that are judged to be other than temporary are recognized as a loss resulting in a reduction in the net investment in the lease.

Allowance for loan and lease losses—The allowance for loan and lease losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the loan and lease portfolio including loans that have been determined to be impaired.  For impaired loans, impairment is measured using one of three alternatives: (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price, if available; or (3) the fair value of the collateral for collateral dependent loans and loans for which foreclosure is deemed to be probable.  Management’s determination of the adequacy of the allowance is based on a continual review of the loan and lease portfolio, loan and lease loss experience, economic conditions, growth and composition of the portfolio, and other relevant factors.  As a result of management’s continual review, the allowance is adjusted through provisions for loan and lease losses charged against income.

Financial asset sales—The Corporation sells financial assets, in a two-step process that results in a surrender of control over the assets, as evidenced by true-sale opinions from legal counsel, to unconsolidated entities that securitize the assets.  The Corporation retains interests in the securitized assets in the form of interest-only strips and cash reserve accounts.  Gain or loss on sale of the assets depends in part on the carrying amount assigned to the assets sold allocated between the asset sold and retained interests based on their relative fair values at the date of transfer.  The value of the retained interests is based on the present value of expected cash flows estimated using management’s best estimates of the key assumptions – credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved.

Premises and equipment—Land is recorded at cost.  Premises and equipment are recorded at cost and depreciated principally on the straight-line method with annual rates varying from 10 to 50 years for buildings and 3 to 10 years for equipment.  Long-lived assets which are impaired are carried at fair value and long-lived assets to be disposed of are carried at the lower of the carrying amount or fair value less cost to sell.  Maintenance and repairs are charged to expense and betterments are capitalized.

Other real estate owned—Other real estate owned consists primarily of assets that have been acquired in satisfaction of debts.  Other real estate owned is recorded at fair value, less estimated selling costs, at the date of transfer.  Valuation adjustments required at the date of transfer for assets acquired in satisfaction of debts are charged to the allowance for loan and lease losses.  Subsequent to transfer, other real estate owned is carried at the lower of cost or fair value, less estimated selling costs, based upon periodic evaluations.  Rental income from properties and gains on sales are included in other income, and property expenses, which include carrying costs, required valuation adjustments and losses on sales, are recorded in other expense.  At December 31, 2005 and 2004, total other real estate owned amounted to $8,869 and $8,056, respectively.

Data processing services—Data processing and related revenues are recognized as services are performed based on amounts billable under the contracts.  Processing services performed that have not been billed to customers are accrued.  Revenue includes shipping and handling costs associated with such income producing activities.

Revenues attributable to the licensing of software are generally recognized upon delivery and performance of certain contractual obligations, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable.  Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the term of the maintenance period.  Service revenues from training and consulting are recognized when the services are performed.  Conversion revenues associated with the conversion of customers’ processing systems to Metavante’s processing systems are deferred and amortized over the period of the related processing contract, which on average is approximately five years.  Deferred revenues, which are included in Accrued Expenses and Other Liabilities in the Consolidated Balance Sheets, amounted to $111,900 and $97,434 at December 31, 2005 and 2004, respectively.

Capitalized software and conversions—Direct costs associated with the production of computer software which will be licensed externally or used in a service bureau environment are capitalized and amortized on the straight-line method over the estimated economic life of the product, generally four years.  Such capitalized costs are periodically evaluated for impairment and adjusted to net realizable value when impairment is indicated.  Direct costs associated with customer system conversions to the data services operations are capitalized and amortized on the straight-line method over the terms of the related servicing contract.  Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product’s technological feasibility for software to be sold, are expensed as incurred.

Net unamortized costs, which are included in Accrued Interest and Other Assets in the Consolidated Balance Sheets, at December 31 were:

	2005	2004
Software	$154,058	$ 161,078
Conversions	26,666	26,524
Total	$180,724	$ 187,602

Amortization expense, which includes software write-downs, was $68,170, $72,527 and $82,076, for 2005, 2004 and 2003, respectively.  During 2004, Metavante determined that certain products had limited growth potential.  Based on strategic product reviews and the results of net realizable tests performed on these products, it was determined that the capitalized software and other assets associated with those products were impaired.  Total capitalized software costs written off amounted to $8,662 for the year ended December 31, 2004.  As a result of a shift in product strategy, Metavante determined that certain internally developed software would no longer be used and wrote-off $21,236 of such software in 2003.

Goodwill and other intangibles—The Corporation annually tests goodwill for impairment using a two-step process that begins with an estimation of the fair value of a reporting unit.  For purposes of the test, the Corporation’s reporting units are the operating segments as defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.  The first step is a screen for potential impairment and the second step measures the amount of impairment, if any.  See Note 11 for additional information.

Identifiable intangibles arising from purchase acquisitions with a finite useful life are amortized over their useful lives and consist of core deposit intangibles, contract rights, tradenames and customer lists.

Identifiable intangibles that have been determined to have an indefinite useful life are not amortized but are subject to periodic tests for impairment.  At December 31, 2005, the Corporation did not have any identifiable intangibles that have been determined to have an indefinite useful life.

Derivative financial instruments—Derivative financial instruments, including certain derivative instruments embedded in other contracts, are carried in the Consolidated Balance Sheets as either an asset or liability measured at its fair value.  The fair value of the Corporation’s derivative financial instruments is determined based on quoted market prices for comparable transactions, if available, or a valuation model that calculates the present value of expected future cash flows.

Changes in the fair value of derivative financial instruments are recognized currently in earnings unless specific hedge accounting criteria are met.  For derivative financial instruments designated as hedging the exposure to changes in the fair value of a recognized asset or liability (fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged.  For derivative financial instruments designated as hedging the exposure to variable cash flows of a forecasted transaction (cash flow hedge), the effective portion of the derivative financial instrument’s gain or loss is initially reported as a component of accumulated other comprehensive income and is subsequently reclassified into earnings when the forecasted transaction affects earnings.  The ineffective portion of the gain or loss is reported in earnings immediately.

At inception of a hedge, the Corporation formally documents the hedging relationship as well as the Corporation’s risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged transaction, the nature of the risk being hedged, and how the hedging instrument’s effectiveness in hedging the exposure will be assessed.

The adjustment of the carrying amount of an interest bearing hedged asset or liability in a fair value hedge is amortized into earnings when the hedged item ceases to be adjusted for changes in its fair value attributable to the risk being hedged.

If a cash flow hedge is discontinued because it is probable that the original forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive income is immediately reclassified into earnings.  If the cash flow hedge is sold, terminated, expires or the designation of the cash flow hedge is removed, the net gain or loss in accumulated other comprehensive income is reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings.

Cash flows from derivative financial instruments are reported in the Consolidated Statements of Cash Flows as operating activities.

Foreign exchange contracts—Foreign exchange contracts include such commitments as foreign currency spot, forward, future and option contracts.  Foreign exchange contracts and the premiums on options written or sold are carried at market value with changes in market value included in other income.

Treasury stock—Treasury stock acquired is recorded at cost and is carried as a reduction of shareholders’ equity in the Consolidated Balance Sheets.  Treasury stock issued is valued based on average cost.  The difference between the consideration received upon issuance and the average cost is charged or credited to additional paid-in capital.

New accounting pronouncements—In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“SFAS 154”).  This statement is effective for accounting changes and corrections of errors made after January 1, 2006.  SFAS 154 generally requires retrospective application of prior periods’ financial statements of a voluntary change in accounting principle.  However, this statement does not change the transition provisions of any existing accounting pronouncement, including those that are in a transition phase as of the effective date of SFAS 154.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  The guidance in this FSP amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, SFAS 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and APBO No. 18, The Equity Method of Accounting for Investments in Common Stock.  The guidance in this FSP also nullifies certain requirements of Emerging Issues Task Force (“EITF”) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments and supersedes EITF Topic No. D-44, Recognition of Other-than Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.  This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss.  This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than temporary impairments.  See Note 6 in Notes to Consolidated Financial Statements.

In December 2005, the FASB issued FSP SOP 94-6-1, Terms of Loan Products That May Give Rise to a Concentration of Credit Risk.  This FSP was issued to emphasize the requirement to assess the adequacy of disclosures for all lending products especially loan products whose contractual features may increase the exposure of the originator, holder, investor, guarantor, or servicer to risk of nonpayment or realization.  See Note 7 in Notes to Consolidated Financial Statements.

2.

Adoption of Share-Based Payment Accounting Standard

Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”).  SFAS 123(R) replaces FASB statement No.123, Accounting for Stock-Based Compensation (“SFAS 123”), and supercedes Accounting Principles Board Opinion No. 25 (“APBO 25”), Accounting for Stock Issued to Employees.  Statement 123(R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost is measured based on the fair value of the equity or liability instruments issued.  Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  Statement 123(R) also provides guidance on measuring the fair value of share-based payment awards.

In conjunction with the adoption of SFAS 123(R), the Corporation elected the Modified Retrospective Application method to implement this new accounting standard.  Under this method all prior periods have been adjusted based on pro forma amounts previously disclosed under SFAS 123.

As permitted under SFAS 123, the Corporation had previously elected to measure and account for share-based compensation cost using the intrinsic value based method of accounting prescribed in APBO 25 and provide the required pro forma disclosures.  Under the intrinsic value based method, compensation cost was the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount paid to acquire the stock.

The most significant differences between SFAS 123(R) and APBO 25 as it relates to the Corporation is the amount of compensation cost attributable to the Corporation’s fixed stock option plans and employee stock purchase plan (“ESPP”).  Under APBO 25 no compensation cost was recognized for fixed stock option plans because the exercise price was equal to the quoted market price at the date of grant and therefore there was no intrinsic value.  SFAS 123(R) compensation cost is equal to the fair value of the options granted.  Under APBO 25 no compensation cost was recognized for the ESPP because the discount and the plan met the definition of a qualified plan of the Internal Revenue Code and met the requirements of APBO 25.  Under SFAS 123(R) the Corporation’s ESPP is compensatory.

The cumulative effect to Shareholders’ Equity at December 31, 2002 as a result of applying the Modified Retrospective Application method to adopt SFAS 123(R) is as follows:

Decrease to Retained Earnings	$(85,374)
Increase to Additional Paid-in Capital	128,368
Decrease to Deferred Compensation	3,045
Net Increase to Shareholders’ Equity	$46,039

The net increase to Shareholders’ Equity represents the deferred income tax benefit outstanding at December 31, 2002 associated with the cumulative effect on net income from 1995 to 2002 from recognizing share-based compensation previously not reported.

The following table presents the aggregate impact of the adjustments resulting from applying the Modified Retrospective Application method to adopt SFAS 123(R):

As of and for the Twelve Months Ended December 31, 2005	As Originally Reported	Adjustment	As Adjusted
Shareholders' Equity:
Additional Paid-in Capital	$767,328	$203,411	$970,739
Retained Earnings	4,021,158	(149,544)	3,871,614
Deferred Compensation	(50,549)	13,794	(36,755)
Total Shareholders' Equity	4,667,810	67,661	4,735,471

Other Expense:
Salaries and Employee Benefits	$1,042,744	$32,014	$1,074,758
Other	286,478	699	287,177
Total Other Expense	1,846,331	32,713	1,879,044

Income Before Income Taxes	$1,090,367	$(32,713)	$1,057,654

Provision for Income Taxes	$362,898	$(11,434)	$351,464

Net Income	$727,469	$(21,279)	$706,190

Net Income Per Common Share:
Basic	$3.15	$(0.09)	$3.06
Diluted	3.10	(0.11)	2.99

As of and for the Twelve Months Ended December 31, 2004	As Originally Reported	Adjustment	As Adjusted
Shareholders' Equity:
Additional Paid-in Capital	$671,815	$178,464	$850,279
Retained Earnings	3,508,477	(128,265)	3,380,212
Deferred Compensation	(40,017)	10,727	(29,290)
Total Shareholders' Equity	3,889,814	60,926	3,950,740

Other Expense:
Salaries and Employee Benefits	$887,279	$32,152	$919,431
Other	250,192	974	251,166
Total Other Expense	1,595,558	33,126	1,628,684

Income Before Income Taxes	$944,966	$(33,126)	$911,840

Provision for Income Taxes	$317,880	$(11,893)	$305,987

Net Income	$627,086	$(21,233)	$605,853

Net Income Per Common Share:
Basic	$2.81	$(0.09)	$2.72
Diluted	2.77	(0.11)	2.66

As of and for the Twelve Months Ended December 31, 2003	As Originally Reported	Adjustment	As Adjusted
Shareholders' Equity:
Additional Paid-in Capital	$564,269	$154,064	$718,333
Retained Earnings	3,061,246	(107,032)	2,954,214
Deferred Compensation	(26,787)	6,910	(19,877)
Total Shareholders' Equity	3,328,693	53,942	3,382,635

Other Expense:
Salaries and Employee Benefits	$797,518	$33,261	$830,779
Other	240,070	619	240,689
Total Other Expense	1,451,707	33,880	1,485,587

Income Before Income Taxes	$758,387	$(33,880)	$724,507

Provision for Income Taxes	$214,282	$(12,222)	$202,060

Net Income	$544,105	$(21,658)	$522,447

Net Income Per Common Share:
Basic	$2.41	$(0.10)	$2.31
Diluted	2.38	(0.10)	2.28

See Note 17 for a description of the Corporation’s share-based compensation plans.

3.

Earnings Per Share

The following presents a reconciliation of the numerators and denominators of the basic and diluted per share computations (dollars and shares in thousands, except per share data):

	Year Ended December 31, 2005 As Adjusted
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share:
Income available to common shareholders	$706,190	230,849	$3.06
Effect of dilutive securities:
Stock option, restricted stock and other plans	—	5,182
Diluted earnings per share:
Income available to common shareholders	$706,190	236,031	$2.99

	Year Ended December 31, 2004 As Adjusted
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share:
Income available to common shareholders	$605,853	222,801	$2.72
Effect of dilutive securities:
Stock option, restricted stock and other plans	—	4,745
Diluted earnings per share:
Income available to common shareholders	$605,853	227,546	$2.66

	Year Ended December 31, 2003 As Adjusted
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share:
Income available to common shareholders	$522,447	226,139	$2.31
Effect of dilutive securities:
Stock option, restricted stock and other plans	—	3,061
Diluted earnings per share:
Income available to common shareholders	$522,447	229,200	$2.28

Options to purchase shares of common stock not included in the computation of diluted net income per share because the options’ exercise price was greater than the average market price of the common shares for the years ended December 31, are as follows:

Year Ended December 31,	Price Range			Shares
2005	$43.310	—	$47.020	62
2004	39.910	—	44.200	3,474
2003	31.045	—	38.250	7,021

4.

Business Combinations

The following acquisitions, which are not considered to be material business combinations, were announced during the fourth quarter of 2005:

In December 2005, the Corporation announced the signing of a definitive agreement to acquire Trustcorp Financial, Inc. (“Trustcorp”), a bank holding company headquartered in St. Louis, Missouri.  Trustcorp, with consolidated assets of $746.2 million at December 31, 2005, is the parent company of Missouri State Bank & Trust, a bank with seven offices in the St. Louis metropolitan area.  Missouri State Bank & Trust offices will become offices of M&I’s affiliate Southwest Bank of St. Louis.  Under the terms of the definitive agreement, Trustcorp shareholders will receive 0.7011 of a share of M&I common stock and $7.70 in cash for each Trustcorp share.  Based on the price of M&I’s shares when the agreement was executed, the transaction value is approximately $181 million.  The acquisition is expected to close in the second quarter of 2006, subject to shareholder and regulatory approvals and other customary closing conditions.

In November 2005, Metavante announced that it signed a definitive agreement to acquire AdminiSource Corporation (“AdminiSource”) of Carrollton, Texas.  AdminiSource is a provider of health care payment distribution services, providing printed and electronic payment and remittance advice distribution services for payer organizations nationwide.  Metavante completed its acquisition of AdminiSource in January 2006.  Total consideration in this transaction consisted of 527,864 shares of M&I common stock valued at $23.2 million and $5.0 million in cash.

In November 2005, the Corporation announced the signing of a definitive agreement to acquire Gold Banc Corporation, Inc. (“Gold Banc”), a bank holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area with consolidated assets at December 31, 2005 of $4.2 billion.  Gold Banc is the holding company for Gold Bank, with 11 branches in Kansas, nine of which are in the Kansas City area, and six branches in Missouri, four of which are in the Kansas City area.  In addition, Gold Bank has 11 branches in Florida and three branches in Tulsa, Oklahoma.  The consideration to Gold Banc shareholders is expected to be $18.50 per Gold Banc share, consisting of $2.78 in cash and $15.72 in the form of M&I common stock.  Based on the price of M&I’s shares when the agreement was executed, the total transaction value is approximately $700 million.  The current Gold Bank branches are expected to become M&I Bank branches in the second quarter of 2006.  The transaction is expected to close in the second quarter of 2006 pending regulatory approval and other customary closing conditions.

In October 2005, Marshall & Ilsley Trust Company, N.A. signed a definitive agreement to acquire the trust and asset management business assets of FirstTrust Indiana of Indianapolis, Indiana, a division of First Indiana Bank, N.A.  FirstTrust Indiana offers asset management, trust administration and estate planning services to high net-worth individuals and institutional customers.  The FirstTrust Indiana business, with nearly $1 billion in assets under administration, will be integrated into the Corporation’s Trust reporting unit.  Marshall & Ilsley Trust Company, N.A. completed the acquisition of FirstTrust Indiana in January 2006 for cash consideration of $15.9 million.

The following acquisitions, which are not considered to be material business combinations individually or in the aggregate, were completed during 2005:

 On November 18, 2005, Metavante completed the acquisition of all of the outstanding stock of LINK2GOV Corp. (“LINK2GOV”) of Nashville, Tennessee for $63.5 million in cash.  LINK2GOV is a provider of electronic payment processing services for federal, state and local government agencies in the United States, including the Internal Revenue Service.  Initial goodwill, subject to the completion of appraisals and valuation of the assets acquired and liabilities assumed, amounted to $53.2 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 10 years amounted to $13.4 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

On October 6, 2005, Metavante acquired the membership interests of Brasfield Holdings, LLC (“Brasfield”) and associated members.  Brasfield of Birmingham, Alabama provides core processing products and services to community banks which license and use Bankway software from Kirchman Corporation, an indirect subsidiary of Metavante.  Total consideration consisted of 335,462 shares of M&I’s common stock valued at $14.6 million and $0.2 million in cash, with up to an additional $25.0 million to be paid based on meeting certain performance criteria.  Initial goodwill, subject to the completion of appraisals and valuation of the assets acquired and liabilities assumed, amounted to $19.1 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 9 years amounted to $4.0 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

On August 11, 2005, Metavante completed the acquisition of GHR Systems, Inc. (“GHR”) of Wayne, Pennsylvania for $63.6 million.  Total consideration consisted of 1,152,144 shares of M&I’s common stock valued at $52.2 million and $11.4 million in cash.  GHR provides loan origination technologies for the residential mortgage and consumer finance industries, offers point of sale products for any channel and comprehensive underwriting, processing and closing technologies.  Initial goodwill, subject to the completion of appraisals and valuation of the assets acquired and liabilities assumed, amounted to $42.0 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 10 years amounted to $10.5 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

On August 8, 2005, Metavante completed the acquisition of all of the outstanding capital stock of TREEV LLC (“TREEV”) of Herndon, Virginia for $19.4 million.  Total consideration consisted of 353,073 shares of M&I’s common stock valued at $16.4 million and $3.0 million in cash.  TREEV provides browser-based document imaging, storage and retrieval products and services for the financial services industry in both lending and deposit environments.  TREEV would complement Metavante’s check-imaging products and services by providing solutions for document storage and retrieval, including electronic report storage.  Initial goodwill, subject to the completion of appraisals and valuations of the assets acquired and liabilities assumed, amounted to $16.9 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 10 years amounted to $5.2 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

On July 22, 2005, Metavante completed the acquisition of all of the outstanding capital stock of Med-i-Bank, Inc. (“MBI”) of Waltham, Massachusetts for $150.5 million.  Total consideration consisted of 2,850,730 shares of M&I’s common stock valued at $133.8 million and $16.7 million in cash.  MBI provides electronic payment processing services for employee benefit and consumer-directed healthcare accounts, such as flexible spending accounts, health reimbursement arrangements and health savings account systems.  Initial goodwill, subject to the completion of appraisals and valuations of the assets acquired and liabilities assumed, amounted to $117.8 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 10 years amounted to $25.0 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

In February 2005, Metavante completed the acquisition of all of the outstanding stock of Prime Associates, Inc. (“Prime”) of Clark, New Jersey, for $24.6 million.  Total consideration consisted of 563,114 shares of M&I’s common stock valued at $24.0 million and $0.6 million in cash.  Prime is a provider of anti-money laundering and fraud interdiction software and data products for financial institutions, insurance companies and securities firms.  Additional consideration up to $4.0 million may be paid based upon attainment of certain earnings levels in the year ending December 31, 2005.  Contingent payments, if made, would be reflected as adjustments to goodwill.  Initial goodwill, subject to the completion of appraisals and valuations of the assets acquired and liabilities assumed, amounted to $24.6 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 10 years amounted to $4.6 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

There was no in-process research and development acquired in any of the acquisitions completed by Metavante for the year ended December 31, 2005.

The following acquisitions, which were not considered material business combinations individually or in the aggregate, were completed during 2004:

On November 22, 2004, Metavante completed the acquisition of all of the outstanding common stock of VECTORsgi Holdings, Inc. (“VECTORsgi”).  VECTORsgi, based in Addison, Texas, is a provider of banking transaction applications, including electronic check-image processing and image exchange, item processing, dispute resolution and e-commerce for financial institutions and corporations.  The aggregate cash purchase price for VECTORsgi was $100.0 million, with up to an additional $35.0 million to be paid based on meeting certain performance criteria.  Goodwill amounted to $83.5 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 12 years amounted to $12.4 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

On October 20, 2004, Metavante acquired all of the outstanding membership interests of NuEdge Systems LLC (“NuEdge”) for approximately $1.4 million in cash.  NuEdge is engaged in the business of providing customer relationship management solutions for enterprise marketing automation.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 8 years amounted to $1.4 million.  The intangible resulting from this transaction is deductible for tax purposes.

On September 8, 2004, Metavante acquired certain assets of Response Data Corp. (“RDC”), for approximately $35.0 million in cash.  RDC is a New Jersey-based provider of credit card balance transfer, bill pay and convenience check processing.  Goodwill amounted to $26.4 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 10 years amounted to $6.4 million.  The goodwill and intangibles resulting from this transaction are deductible for tax purposes.

On July 30, 2004, Metavante completed the acquisition of all of the outstanding common stock of the NYCE Corporation (“NYCE”), for $613.0 million in cash, subject to certain adjustments that may include a return of a portion of the purchase price based on certain future revenue measures.  NYCE owns and operates one of the largest electronic funds transfer networks in the United States and provides debit card authorization processing services for automated teller machines (ATMs) and on-line and off-line signature based debit card transactions.  At December 31, 2005 goodwill amounted to $448.7 million.  The estimated identifiable intangible asset to be amortized (customer relationships and trademark) with an estimated useful life of 20 years for both the customer relationships intangible and for the trademark intangible amounted to $185.0 million.  The goodwill and intangibles resulting from this transaction are not deductible for tax purposes.

On July 1, 2004, Metavante completed the acquisition of all of the outstanding common stock of Advanced Financial Solutions, Inc. and its affiliated companies (collectively “AFS”), of Oklahoma City, Oklahoma for $141.9 million in cash.  AFS is a provider of image-based payment, transaction and document software technologies.  AFS also operates an electronic check-clearing network through one of its affiliates.  Additional contingent consideration may be paid based on the attainment of certain performance objectives each year, beginning on the date of closing and ending December 31, 2004, and each year thereafter through 2007.  Contingent payments, if made, would be reflected as adjustments to goodwill.  At December 31, 2005, goodwill amounted to $102.6 million.  The estimated identifiable intangible assets to be amortized (customer relationships and non-compete agreements) with an estimated useful life of 12 years for customer relationships and 4 years for non-compete agreements, amounted to $21.5 million.  The goodwill and intangibles resulting from this transaction are partially deductible for tax purposes.

On May 27, 2004, Metavante completed the purchase of certain assets and the assumption of certain liabilities of Kirchman Corporation (“Kirchman”), of Orlando, Florida for $157.4 million in cash.  Kirchman is a provider of automation software and compliance services to the banking industry.  Goodwill amounted to $160.3 million.  The estimated identifiable intangible assets to be amortized (customer relationships and non-compete agreements) with an estimated useful life of 10 years for customer relationships and 5 years for non-compete agreements amounted to $15.8 million.  The goodwill and intangibles resulting from this transaction are deductible for tax purposes.

There was no in-process research and development acquired in any of the acquisitions completed by Metavante for the year ended December 31, 2004.

On January 1, 2004, the Banking segment completed the purchase of certain assets and the assumption of certain liabilities of AmerUs Home Lending, Inc. (“AmerUs”), an Iowa-based corporation engaged in the business of brokering and servicing mortgage and home equity loans for $15.0 million in cash.  Goodwill amounted to $5.3 million.  The estimated identifiable intangible asset to be amortized (customer relationships) with an estimated useful life of 3 years amounted to $0.3 million.  The goodwill and intangibles resulting from this transaction are deductible for tax purposes.

The following acquisitions, which were not considered material business combinations individually or in the aggregate, were completed during 2003:

In November 2003, Metavante acquired the assets of Printing For Systems, Inc., a Connecticut corporation engaged in the business of printing and delivery of identification cards and other documents for the healthcare insurance industry, including non-financial data processing and direct mail services in connection with such services.  The total original cost of this acquisition was $25.0 million which was paid in cash.  For three years beginning in 2004, additional contingent payments may be made each year if certain annual revenue and profitability targets are achieved subject to certain other conditions.  The maximum total contingent consideration over the three-year contingency period is $25.0 million.  There was no in-process research and development acquired in this acquisition.  The estimated identifiable intangible to be amortized (customer list) with an estimated life of 8 years amounted to $4.0 million.  Goodwill at December 31, 2005 amounted to $40.9 million which includes contingent consideration of $22.5 million.  The goodwill and intangibles resulting from this transaction are deductible for tax purposes.

In May 2003, the Corporation’s Trust subsidiary entered into an agreement to purchase for cash certain segments of the employee benefit plan business of a national banking association located in Missouri.  This acquisition enhances the Trust subsidiary’s presence in Missouri and complements the Missouri acquisition by the Banking segment in October 2002.  The acquired segments were transferred to the Corporation’s Trust subsidiary in accordance with an established conversion schedule that was completed in the first quarter of 2004.  The total cost of this acquisition was $4.0 million subject to additional payments up to $7.0 million contingent upon achieving certain revenue targets one year from the completion date of the acquisition.  The identifiable intangible to be amortized (customer list) with an estimated life of 6.2 years amounted to $4.0 million.  Goodwill at December 31, 2005 amounted to $4.3 million which includes contingent consideration of $3.6 million.  The intangibles resulting from this transaction are deductible for tax purposes.

The results of operations of the acquired entities have been included in the consolidated results since the dates the transactions were closed.

5.

Cash and Due from Banks

At December 31, 2005 and 2004, $81,009 and $106,911, respectively, of cash and due from banks was restricted, primarily due to requirements of the Federal Reserve System to maintain certain reserve balances.

6.

Securities

The book and market values of selected securities at December 31 were:

	2005		2004
	Amortized Cost	Market Value	Amortized Cost	Market Value
Investment Securities Available for Sale:
U.S. Treasury and government agencies	$4,456,610	$4,379,148	$4,147,593	$4,157,374
States and political subdivisions	690,849	703,892	479,326	504,027
Mortgage backed securities	118,693	116,464	151,061	150,658
Other	491,928	502,199	533,229	546,940
Total	$5,758,080	$5,701,703	$5,311,209	$5,358,999

Investment Securities Held to Maturity:
States and political subdivisions	$616,554	$636,135	$724,086	$762,801
Other	2,000	2,000	2,300	2,300
Total	$618,554	$638,135	$726,386	$765,101

The unrealized gains and losses of selected securities at December 31 were:

	2005		2004
	Unrealized Gains	Unrealized Losses	Unrealized Gains	Unrealized Losses
Investment Securities Available for Sale:
U.S. Treasury and government agencies	$4,263	$81,725	$23,654	$13,873
States and political subdivisions	18,010	4,967	26,023	1,322
Mortgage backed securities	—	2,229	227	630
Other	10,743	472	13,790	79
Total	$33,016	$89,393	$63,694	$15,904

Investment Securities Held to Maturity:
States and political subdivisions	$19,610	$29	$38,832	$117
Other	—	—	—	—
Total	$19,610	$29	$38,832	$117

The book value and market value of selected securities by contractual maturity at December 31, 2005 were:

	Investment Securities Available for Sale		Investment Securities Held to Maturity
	Amortized Cost	Market Value	Amortized Cost	Market Value
Within one year	$206,940	$209,633	$91,604	$92,440
From one through five years	4,092,439	4,025,145	233,974	241,443
From five through ten years	537,124	534,065	166,648	172,693
After ten years	921,577	932,860	126,328	131,559
Total	$5,758,080	$5,701,703	$618,554	$638,135

The following table provides the gross unrealized losses and fair value, aggregated by investment category and the length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2005:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and government agencies	$2,782,907	$44,829	$1,202,390	$36,896	$3,985,297	$81,725
State and political subdivisions	201,436	3,249	49,171	1,747	250,607	4,996
Mortgage backed securities	78,900	1,247	37,564	982	116,464	2,229
Other	57,568	386	4,276	86	61,844	472
Total	$3,120,811	$49,711	$1,293,401	$39,711	$4,414,212	$89,422

The investment securities in the above table were temporarily impaired at December 31, 2005.  This temporary impairment represents the amount of loss that would have been realized if the investment securities had been sold on December 31, 2005.  The temporary impairment in the investment securities portfolio is predominantly the result of increases in market interest rates since the investment securities were acquired and not from deterioration in the creditworthiness of the issuer.

The gross investment securities gains and losses, including Wealth Management transactions, amounted to $48,012 and $2,598 in 2005, $44,008 and $8,656 in 2004, and $36,784 and $15,212 in 2003, respectively.  See the Consolidated Statements of Cash Flows for the proceeds from the sale of investment securities.

Income tax expense related to net securities transactions amounted to $15,901, $12,373, and $7,543 in 2005, 2004, and 2003, respectively.

At December 31, 2005, securities with a value of approximately $1,421,352 were pledged to secure public deposits, short-term borrowings, and for other purposes required by law.

7.

Loans and Leases

Loans and leases at December 31 were:

	2005	2004
Commercial, financial and agricultural	$9,599,361	$8,483,046
Cash flow hedging instruments at fair value	(33,886)	(1,583)
Commercial, financial and agricultural	9,565,475	8,481,463
Real estate:
Construction	3,641,942	2,265,227
Residential mortgage	5,050,803	3,398,790
Home equity loans and lines of credit	4,833,480	5,149,239
Commercial mortgage	8,825,104	8,164,099
Total Real Estate	22,351,329	18,977,355
Personal	1,617,761	1,540,024
Lease financing	632,348	537,930
Total loans and leases	$34,166,913	$29,536,772

Included in residential mortgages in the table previously presented are residential mortgage loans held for sale.  Residential mortgage loans held for sale amounted to $198,716 and $67,897 at December 31, 2005 and 2004, respectively.  Auto loans held for sale, which are included in personal loans in the table previously presented, amounted to $79,131 and $13,765 at December 31, 2005 and 2004, respectively.

Commercial loans and commercial mortgages are evaluated for the adequacy of repayment sources at the time of approval and are regularly reviewed for any possible deterioration in the ability of the borrower to repay the loan.

The Corporation evaluates the credit risk of each commercial customer on an individual basis and, where deemed appropriate, collateral is obtained.  Collateral varies by the type of loan and individual loan customer and may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guarantees, and general security agreements.  The Corporation’s access to collateral is dependent upon the type of collateral obtained.

Policies have been established that set standards for the maximum commercial mortgage loan amount by type of property, loan terms, pricing structures, loan-to-value limits by property type, minimum requirements for initial investment and maintenance of equity by the borrower, borrower net worth, property cash flow and debt service coverage as well as policies and procedures for granting exceptions to established underwriting standards.

The Corporation’s residential real estate lending policies require all loans to have viable repayment sources.  Residential real estate loans are evaluated for the adequacy of these repayment sources at the time of approval, using such factors as credit scores, debt-to-income ratios and collateral values.  Home equity loans and lines of credit are generally governed by the same lending policies.

Origination activities for commercial construction loans and residential construction loans are similar to those described above for commercial mortgages and residential real estate lending.

The Corporation’s lending activities are concentrated primarily in the Midwest.  Approximately 51% of the portfolio consists of loans granted to customers located in Wisconsin, 14% of the loans are to customers located in Arizona, 11% of the loans are to customers in Minnesota and 5% are to customers located in Missouri.  The Corporation’s loan portfolio consists of business loans extending across many industry types, as well as loans to individuals.  As of December 31, 2005, total loans to any group of customers engaged in similar activities and having similar economic characteristics, as defined by the North American Industry Classification System, did not exceed 10% of total loans.

Federal banking regulatory agencies have established guidelines in the form of supervisory limits for loan- to-value ratios (“LTV”) in real estate lending.  The supervisory limits are based on the type of real estate collateral and loan type (1-4 family residential and non-residential).  The guidelines permit financial institutions to grant or purchase loans with LTV ratios in excess of the supervisory LTV limits (“High LTV or HLTV”) provided such exceptions are supported by appropriate documentation or the loans have additional credit support.  Federal banking regulatory agencies have also established aggregate limits on the amount of HLTV loans a financial institution may hold.  HLTV loans as defined by the supervisory limits, amounted to $3,630 million at December 31, 2005.  Approximately $2,120 million of these HLTV loans at December 31, 2005 were secured by owner-occupied residential properties.  At December 31, 2005, all of the Corporation’s banking affiliates were in compliance with the aggregate limits for HLTV loans.

Federal banking regulatory agencies have recently expressed concerns that concentrations of loans secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property or the proceeds of the sale, refinancing or permanent financing of the property may make financial institutions more vulnerable to cyclical real estate markets.  Loans secured by vacant land and loans secured by multi-family properties each represented less than 10% of total real estate loans outstanding at December 31, 2005, respectively.  Loans secured by non-farm nonresidential properties amounted to $5,114 million with approximately 40% of those loans secured by owner-occupied properties at December 31, 2005.  Loans secured by owner-occupied properties generally have risk profiles that are less influenced by the condition of the general real estate market.

The Corporation offers a variety of loan products with payment terms and rate structures that have been designed to meet the needs of its customers within an established framework of acceptable credit risk.  Payment terms range from fully amortizing loans that require periodic principal and interest payments to terms that require periodic payments of interest-only with principal due at maturity.  Interest-only loans are typical in commercial and business line-of-credit or revolving line-of-credit loans, home equity lines-of-credit and construction loans (residential and commercial).  At December 31, 2005, loans with below market or so-called teaser interest rates amounted to less than $3 million.  At December 31, 2005, the Corporation did not offer, hold or service option adjustable rate mortgages that may expose the borrowers to future increase in repayments in excess of changes resulting solely from increases in the market rate of interest (loans subject to negative amortization).

The Corporation periodically reviews the residual values associated with its leasing portfolios.  Declines in residual values that are judged to be other than temporary are recognized as a loss resulting in a reduction in the net investment in the lease.  No residual impairment losses were incurred for the years ended December 31, 2005 and 2004.

An analysis of loans outstanding to directors and officers, including their related interests, of the Corporation and its significant subsidiaries for 2005 is presented in the following table.  All of these loans were made in the ordinary course of business with normal credit terms, including interest rates and collateral.  The beginning balance has been adjusted to reflect the activity of newly-appointed directors and executive officers.

Loans to directors and executive officers:

Balance, beginning of year	$168,746
New loans	313,887
Repayments	(354,160)
Balance, end of year	$128,473

8.

Allowance for Loan and Lease Losses

An analysis of the allowance for loan and lease losses follows:

	2005	2004	2003
Balance, beginning of year	$358,110	$349,561	$338,409
Allowance of loans and leases acquired	—	27	—
Provision charged to expense	44,795	37,963	62,993
Charge-offs	(59,524)	(50,855)	(69,663)
Recoveries	20,388	21,414	17,822
Balance, end of year	$363,769	$358,110	$349,561

As of December 31, 2005 and 2004, nonaccrual loans and leases totaled $134,718 and $127,722, respectively.

At December 31, 2005 and 2004 the Corporation’s recorded investment in impaired loans and leases and the related valuation allowance are as follows:

	2005		2004
	Recorded Invest- ment	Valuation Allow- ance	Recorded Invest- ment	Valuation Allow- ance
Total impaired loans and leases	$134,861		$128,398
Loans and leases excluded from individual evaluation	(61,090)		(54,481)
Impaired loans evaluated	$73,771		$73,917
Valuation allowance required	$50,113	$18,235	$54,862	$21,203
No valuation allowance required	23,658	—	19,055	—
Impaired loans evaluated	$73,771	$18,235	$73,917	$21,203

The recorded investment in impaired loans for which no allowance is required is net of applications of cash interest payments and net of previous direct write-downs of $31,505 in 2005 and $18,380 in 2004 against the loan balances outstanding.  Loans less than $250 are excluded from individual evaluation, but are collectively evaluated as homogeneous pools.  The required valuation allowance is included in the allowance for loan and lease losses in the Consolidated Balance Sheets.

The average recorded investment in total impaired loans and leases for the years ended December 31, 2005 and 2004 amounted to $135,584 and $145,598, respectively.

Interest payments received on impaired loans and leases are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal.  Interest income recognized on total impaired loans and leases amounted to $8,528 in 2005, $6,591 in 2004 and $7,841 in 2003.  The gross income that would have been recognized had such loans and leases been performing in accordance with their original terms would have been $10,954 in 2005, $10,047 in 2004 and $12,378 in 2003.

9.

Variable Interest Entities and Financial Asset Sales

The Corporation sells indirect automobile loans to an unconsolidated multi-seller asset-backed commercial paper conduit or basic term facilities, in securitization transactions in accordance with SFAS 140.  Servicing responsibilities and subordinated interests are retained.  The Corporation receives annual servicing fees based on the loan balances outstanding and rights to future cash flows arising after investors in the securitization trusts have received their contractual return and after certain administrative costs of operating the trusts.  The investors and the securitization trusts have no recourse to the Corporation’s other assets for failure of debtors to pay when due.  The Corporation’s retained interests are subordinate to investors’ interests.  Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets.

During 2005, 2004 and 2003, the Corporation recognized net gains/(losses) of $(1,957), $(3,440) and $2,726, respectively, on the sale and securitization of automobile loans.  Net trading (losses)/gains associated with related interest swaps amounted to $(1,078), $(357) and $162 in 2005, 2004, and 2003, respectively.

During 2004 and 2005, there were no impairment losses.  For the year ended December 31, 2003, the Corporation recognized impairment losses of $4,082, which is included in net investment securities gains in the Consolidated Statements of Income.  The impairment was a result of the differences between actual prepayments and credit losses experienced compared to the expected prepayments and credit losses used in initially measuring retained interests.  The impairment of the retained interests, held in the form of interest-only strips, was deemed to be other than temporary.

The values of retained interests are based on cash flow models, which incorporate key assumptions.  Key economic assumptions used in measuring the retained interests at the date of securitization resulting from securitizations of automobile loans completed during the year were as follows (rate per annum):

	2005	2004
Prepayment speed (CPR)	15-40%	19-35%
Weighted average life (in months)	21.2	20.0
Expected credit losses (based on original balance)	0.22-0.74%	0.20-0.74%
Residual cash flow discount rate	12.0%	12.0%
Variable returns to transferees	Forward one month LIBOR yield curve

For 2005, the prepayment speed and expected credit loss estimates are based on historical prepayment rates, credit losses on similar assets and considers current environmental factors.  The prepayment speed curve ramps to its maximum near the end of the fourth year.  The expected credit losses are based in part on whether the loan is on a new or used vehicle.  The credit loss estimates ramp to their maximum levels near the end of the third year.  The expected credit losses presented are based on the original loan balances.  The Corporation has not changed any aspect of its overall approach to determining the key economic assumptions.  However, on an ongoing basis the Corporation continues to refine the assumptions used in measuring retained interests.

Retained interests and other assets consisted of the following at December 31:

	2005	2004
Interest – only strips	$10,659	$24,092
Cash collateral accounts	15,050	17,969
Servicing advances	237	143
Total retained interests	$25,946	$42,204

At December 31, 2005 key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows ($ in millions):

		Adverse Change in Assumptions
		10%	20%
Weighted average life (in months)	14.1
Prepayment speed	17-42%	$0.5	$1.1
Expected credit losses (based on original balance)	0.20-1.028%	0.6	1.1
Residual cash flows discount rate (annual)	12.0%	0.1	0.2

These sensitivities are hypothetical and should be used with caution.  As the figures indicate, changes in fair value based on a 10 percent adverse variation in assumptions generally can not be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the effect of an adverse variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption.  Realistically, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

Actual and projected net credit losses represented 0.56% of total automobile loans that have been securitized at December 31, 2005, based on balances at the time of the initial securitization.

The following table summarizes certain cash flows received from and paid to the securitization trusts for the years ended December 31:

	2005	2004
Proceeds from new securitizations	$498,858	$494,624
Servicing fees received	5,765	6,176
Net charge-offs	(2,489)	(2,298)
Cash collateral account transfers, net	(2,919)	(7,587)
Other cash flows received on retained interests, net	17,385	32,748

At December 31, 2005 securitized automobile loans and other automobile loans managed together with them along with delinquency and credit loss information consisted of the following:

	Securitized	Portfolio	Managed
Loan balances	$954,209	$245,046	$1,199,255
Principal amounts of loans 60 days or more past due	855	1,173	2,028
Net credit losses	2,411	1,431	3,842

The Corporation also sells, from time to time, debt securities classified as available for sale that are highly rated to an unconsolidated bankruptcy remote qualifying special purpose entity (“QSPE”) whose activities are limited to issuing highly rated asset-backed commercial paper with maturities up to 180 days which is used to finance the purchase of the investment securities.  The Corporation provides liquidity back-up in the form of Liquidity Purchase Agreements.  In addition, the Corporation acts as counterparty to interest rate swaps that enable the QSPE to hedge its interest rate risk.  Such swaps are designated as trading in the Corporation’s Consolidated Balance Sheets.

A subsidiary of the Corporation has entered into interest rate swaps with the QSPE designed to counteract the interest rate risk associated with third party beneficial interest (commercial paper) and the transferred assets.  The beneficial interests in the form of commercial paper have been issued by the QSPE to parties other than the Corporation and its subsidiary or any other affiliates.  The notional amounts do not exceed the amount of beneficial interests.  The swap agreements do not provide the QSPE or its administrative agent any decision-making authority other than those specified in the standard ISDA Master Agreement.

Highly rated investment securities in the amount of $270.0 million and $280.2 million were outstanding at December 31, 2005 and 2004, respectively, in the QSPE to support the outstanding commercial paper.

The Corporation also holds other variable interests in variable interest entities.

The Corporation is committed to community reinvestment and is required under federal law to take affirmative steps to meet the credit needs of the local communities it serves.  The Corporation regularly invests in or lends to entities that:  own residential facilities that provide housing for low-to-moderate income families (affordable housing projects); own commercial properties that are involved in historical preservations (rehabilitation projects); or provide funds for qualified low income community investments.  These projects are generally located within the geographic markets served by the Corporation’s banking segment.  The Corporation’s involvement in these entities is limited to providing funding in the form of subordinated debt or equity interests.  At December 31, 2005, investments in the form of subordinated debt represented an insignificant involvement in five unrelated entities.

Generally, the economic benefit from the equity investments consists of the income tax benefits obtained from the Corporation’s allocated operating losses from the partnership that are tax deductible, allocated income tax credits for projects that qualify under the Internal Revenue Code and in some cases, participation in the proceeds from the eventual disposition of the property.  The Corporation uses the equity method of accounting to account for these investments.  To the extent a project qualifies for income tax credits, the project must continue to qualify as an affordable housing project for fifteen years, a rehabilitation project for five years, or a qualified low income community investment for seven years in order to avoid recapture of the income tax credit which generally defines the time the Corporation will be involved in a project.

The Corporation’s maximum exposure to loss as a result of its involvement with these entities is generally limited to the carrying value of these investments plus any unfunded commitments on projects that are not completed.  At December 31, 2005, the aggregate carrying value of the subordinated debt and equity investments was $23,308 and the amount of unfunded commitments outstanding was $10,346.

10.

Premises and Equipment

The composition of premises and equipment at December 31 was:

	2005	2004
Land	$90,834	$77,211
Building and leasehold improvements	493,655	488,586
Furniture and equipment	533,728	519,969
	1,118,217	1,085,766
Less: Accumulated depreciation	627,530	618,541
Total premises and equipment, net	$490,687	$467,225

Depreciation expense was $76,477 in 2005, $71,489 in 2004, and $68,247 in 2003.

The Corporation leases certain of its facilities and equipment.  Rent expense under such operating leases was $80,195 in 2005, $70,644 in 2004, and $68,882 in 2003, respectively.

The future minimum lease payments under operating leases that have initial or remaining noncancellable lease terms in excess of one year for 2006 through 2010 are $36,719, $32,153, $24,925, $19,541, and $17,007, respectively.

11.

Goodwill and Intangibles

SFAS 142, Goodwill and Other Intangible Assets adopts an aggregate view of goodwill and bases the accounting for goodwill on the units of the combined entity into which an acquired entity is integrated (those units are referred to as Reporting Units).  A Reporting Unit is an operating segment as defined in SFAS 131 or one level below an operating segment.

SFAS 142 provides specific guidance for testing goodwill and intangible assets that are not amortized for impairment.  Goodwill is tested for impairment at least annually using a two-step process that begins with an estimation of the fair value of a Reporting Unit.  The first step is a screen for potential impairment and the second step measures the amount of impairment, if any.  Intangible assets that are not amortized are also tested annually.

With the assistance of a nationally recognized independent appraisal firm, the Corporation has elected to perform its annual test for goodwill impairment during the second quarter.  Accordingly, the Corporation updated the analysis to June 30, 2005 and concluded that there continues to be no impairment with respect to goodwill at any reporting unit.

The changes in the carrying amount of goodwill for the twelve months ended December 31, 2005 and 2004 are as follows:

	Banking	Metavante	Others	Total
Goodwill balance as of December 31, 2003	$809,772	$155,329	$4,687	$969,788
Goodwill acquired during the period	5,314	823,989	—	829,303
Purchase accounting adjustments	—	(900)	725	(175)
Goodwill balance as of December 31, 2004	815,086	978,418	5,412	1,798,916
Goodwill acquired during the period	—	273,610	—	273,610
Purchase accounting adjustments	(5,710)	20,011	2,392	16,693
Goodwill balance as of December 31, 2005	$809,376	$1,272,039	$7,804	$2,089,219

Purchase accounting adjustments are the adjustments to the initial goodwill recorded at the time an acquisition is completed.  Such adjustments generally consist of adjustments to the assigned fair value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs or exit liabilities, if any, contingent consideration when paid or received from escrow arrangements at the end of a contractual contingency period and the reduction of goodwill allocated to sale transactions.  For the year ended December 31, 2005, purchase accounting adjustments for the Banking segment represent adjustments relating to the resolution of tax issues resulting from the acquisitions of National City Bancorporation, Richfield State Agency, Inc. and Mississippi Valley Bancshares, Inc.  Purchase accounting adjustments for the Banking segment also include a reduction of goodwill allocated to branch divestitures.  Purchase accounting adjustments for Metavante represent adjustments to the initial estimates of fair value associated with the acquisitions of Kirchman Corporation, Advanced Financial Solutions, Inc. and its affiliated companies, NYCE Corporation, Response Data Corp., NuEdge Systems LLC and VECTORsgi Holdings, Inc.  In addition, purchase accounting adjustments for Metavante include the effect of $22.5 million of contingent consideration associated with the Printing For Systems, Inc. acquisition.  Purchase accounting adjustments for the Others include the effect of a contingent payment made for an acquisition made by the Corporation’s Trust subsidiary, net of the reduction of goodwill allocated to the sale of two small Trust business lines.

For the year ended 2004, the reduction of goodwill relating to Metavante’s divestitures amounted to $2,014 which was offset by purchase accounting adjustments from initial estimates of fair values associated with acquisitions.

The Corporation’s other intangible assets consisted of the following at December 31, 2005:

	Gross Carrying Value	Accumulated Amortiza- tion	Net Carrying Value	Weighted Average Amortiza- tion Period (Yrs)
Other intangible assets:
Core deposit intangible	$152,816	$79,616	$73,200	6.3
Data processing contract rights/customer lists	317,223	32,832	284,391	15.9
Trust customers	4,750	1,229	3,521	6.8
Tradename	8,275	750	7,525	19.4
Other intangibles	1,250	414	836	4.6
	$484,314	$114,841	$369,473	12.8
Mortgage loan servicing rights			$2,769

The Corporation’s other intangible assets consisted of the following at December 31, 2004:

	Gross Carrying Value	Accumulated Amortiza- tion	Net Carrying Value	Weighted Average Amortiza- tion Period (Yrs)
Other intangible assets:
Core deposit intangible	$159,474	$76,024	$83,450	6.4
Data processing contract rights/customer lists	252,088	17,428	234,660	13.8
Trust customers	4,750	792	3,958	6.8
Tradename	2,775	1,967	808	3.0
Other intangibles	1,250	140	1,110	4.6
	$420,337	$96,351	$323,986	10.8
Mortgage loan servicing rights			$3,531

Amortization expense of other intangible assets amounted to $31,103, $27,852 and $23,785 in 2005, 2004 and 2003, respectively.

The estimated amortization expense of other intangible assets and mortgage loan servicing rights for the next five years are:

2006	$33,382
2007	31,352
2008	29,562
2009	28,403
2010	27,481

Mortgage loan servicing rights are subject to the prepayment risk inherent in the underlying loans that are being serviced.  The actual remaining life could be significantly different due to actual prepayment experience in future periods.

At December 31, 2005 and 2004, none of the Corporation’s other intangible assets were determined to have indefinite lives.

12.

Deposits

The composition of deposits at December 31 was:

	2005	2004
Noninterest bearing demand	$5,525,019	$4,888,426

Savings and NOW	10,462,831	10,118,415
Cash flow hedge — Brokered MMDA	(5,326)	(1,445)
Total Savings and NOW	10,457,505	10,116,970

CDs $100,000 and over	5,652,359	5,592,947
Cash flow hedge – Institutional CDs	(13,767)	(8,977)
Total CDs $100,000 and over	5,638,592	5,583,970

Other time deposits	3,434,476	2,721,214
Foreign deposits	2,618,629	3,144,507
Total deposits	$27,674,221	$26,455,087

At December 31, 2005 and 2004, brokered deposits amounted to $4,892 million and $5,737 million, respectively.

At December 31, 2005, the scheduled maturities for CDs $100,000 and over, other time deposits, and foreign deposits were:

2006	$7,812,750
2007	1,926,161
2008	727,237
2009	309,388
2010 and thereafter	929,928
$11,705,464

13.

Short-term Borrowings

Short-term borrowings at December 31 were:

	2005	2004
Federal funds purchased and security repurchase agreements	$2,325,863	$1,478,103
Cash flow hedge – Federal funds	1,394	10,752
Federal funds purchased and security repurchase agreements	2,327,257	1,488,855

U.S. Treasury demand notes	306,564	98,369

Commercial paper	380,551	312,098
Other	5,597	34,918
	3,019,969	1,934,240
Current maturities of long-term borrowings	2,606,765	1,595,796
Total short-term borrowings	$5,626,734	$3,530,036

Unused lines of credit, primarily to support commercial paper borrowings, were $75.0 million at December 31, 2005 and 2004.

14.

Long-term Borrowings

Long-term borrowings at December 31 were:

	2005	2004
Corporation:
Medium-term notes Series E and MiNotes	$423,796	$526,850
4.375% senior notes	598,007	597,505
3.90% junior subordinated debt securities	396,014	395,018
7.65% junior subordinated deferrable interest debentures	204,983	213,574

Subsidiaries:
Borrowings from Federal Home Loan Bank (FHLB):
Floating rate advances	1,220,000	670,000
Cash flow hedge	(21,847)	(6,644)
Floating rate advances	1,198,153	663,356
Fixed rate advances	700,946	1,151,506
Senior bank notes:
Floating rate bank notes	723,818	—
Cash flow hedge	(1,168)	—
Floating rate bank notes	722,650	—
Fixed rate bank notes	1,859,858	710,003
Senior bank notes — Amortizing bank notes	145,301	181,550
Senior bank notes — EXLs	249,995	249,956
Senior bank notes — Extendible Monthly Securities	499,803	—
Senior bank notes — Puttable Reset Securities	1,000,480	1,001,108
Subordinated bank notes	1,269,410	919,551
Nonrecourse notes	3,505	6,298
9.75% obligation under capital lease due through 2006	457	1,089
Other	2,077	5,031
Total long-term borrowing including current maturities	9,275,435	6,622,395
Less current maturities	2,606,765	1,595,796
Total long-term borrowings	$6,668,670	$5,026,599

At December 31, 2005, Series E notes outstanding amounted to $278,425 with fixed rates of 4.50% to 5.75%.  Series E notes outstanding mature at various times and amounts through 2023.  In May 2002, the Corporation filed a prospectus supplement with the Securities and Exchange Commission to issue up to $500 million of medium-term MiNotes.  The MiNotes, issued in minimum denominations of one-thousand dollars or integral multiples of one-thousand dollars, may have maturities ranging from nine months to 30 years and may be at fixed or floating rates.  At December 31, 2005, MiNotes outstanding amounted to $145,371 with fixed rates of 2.55% to 6.00%.  MiNotes outstanding mature at various times through 2030.  The Corporation has filed a shelf registration statement under which it may issue up to $569 million of medium-term Series F notes with maturities ranging from nine months to 30 years and at fixed or floating rates.  At December 31, 2005 no Series F notes have been issued.

The Corporation has filed a shelf registration statement with the Securities and Exchange Commission which will enable the Corporation to issue various securities, including debt securities, common stock, preferred stock, depositary shares, purchase contracts, units, warrants, and trust preferred securities, up to an aggregate amount of $3.0 billion.  At December 31, 2005 and 2004, approximately $1.30 billion and $1.45 billion, respectively was available for future securities issuances.

During 2004, the Corporation issued $600 million of 4.375% senior notes.  Interest is paid semi-annually and the notes mature on August 1, 2009.

During 2004, the Corporation, through its unconsolidated subsidiary, M&I Capital Trust B, issued 16,000,000 units of Common SPACESSM.  Each unit has a stated value of $25 for an aggregate value of $400 million.  Each Common SPACES consists of (i) a stock purchase contract under which the investor agrees to purchase for $25, a fraction of a share of the Corporation’s common stock on the stock purchase date and (ii) a 1/40, or 2.5%, undivided beneficial interest in a preferred security of M&I Capital Trust B, also referred to as the STACKSSM, with each share having an initial liquidation amount of $1,000.  The stock purchase date is expected to be August 15, 2007, but could be deferred for quarterly periods until August 15, 2008.  Holders of the STACKS are entitled to receive quarterly cumulative cash distributions through the stock purchase date fixed initially at an annual rate of 3.90% of the liquidation amount of $1,000 per STACKS.  In addition, the Corporation will make quarterly contract payments under the stock purchase contract at the annual rate of 2.60% of the stated amount of $25 per stock purchase contract.

Concurrently with the issuance of the STACKS, M&I Capital Trust B invested the proceeds in junior subordinated debt securities that were issued by the Corporation.  The subordinated debt, which represents the sole asset of M&I Capital Trust B bears interest at an initial annual rate of 3.90% payable quarterly and matures on August 15, 2038.

The interest payment provisions for the junior subordinated debt securities correspond to the distribution provisions of the STACKS and automatically reset to equal the distribution rate on the STACKS as and when the distribution rate on the STACKS is reset.  In addition, the interest payment dates on the junior subordinated debt securities may be changed, and the maturity of the junior subordinated debt securities may be shortened in connection with a remarketing of the STACKS, in which case the distribution payment dates and final redemption date of the STACKS will automatically change as well.

The Corporation has the right to defer payments of interest on the junior subordinated debt securities at any time or from time to time.  The Corporation may not defer interest payments for any period of time that exceeds five years with respect to any deferral period or that extends beyond the stated final maturity date of the junior subordinated debt securities.  As a consequence of the Corporation’s extension of the interest payment period, distributions on the STACKS would be deferred.  In the event the Corporation exercises its right to extend an interest payment period, the Corporation is prohibited from paying dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of the Corporation’s capital stock.

The junior subordinated debt securities are junior in right of payment to all present and future senior indebtedness of the Corporation.  The Corporation may elect at any time effective on or after the stock purchase date, including in connection with a remarketing of the STACKS, that the Corporation’s obligations under the junior subordinated debt securities and under the Corporation’s guarantee of the STACKS shall be senior obligations instead of subordinated obligations.

M&I Capital Trust B is a 100% owned unconsolidated finance subsidiary of the Corporation.  The Corporation has fully and unconditionally guaranteed the securities that M&I Capital Trust B has issued.

The junior subordinated debt securities qualify as “Tier 1” capital for regulatory capital purposes.

In December 1996, the Corporation formed M&I Capital Trust A, which issued $200 million in liquidation or principal amount of cumulative preferred capital securities.  Holders of the capital securities are entitled to receive cumulative cash distributions at an annual rate of 7.65% payable semiannually.

Concurrently with the issuance of the capital securities, M&I Capital Trust A invested the proceeds, together with the consideration paid by the Corporation for the common interest in M&I Capital Trust A, in junior subordinated deferrable interest debentures (“subordinated debt”) issued by the Corporation.  The subordinated debt, which represents the sole asset of M&I Capital Trust A, bears interest at an annual rate of 7.65% payable semiannually and matures on December 1, 2026.

The subordinated debt is junior in right of payment to all present and future senior indebtedness of the Corporation.  The Corporation may redeem the subordinated debt in whole or in part at any time on or after December 1, 2006 at specified call premiums, and at par on or after December 1, 2016.  In addition, in certain circumstances the subordinated debt may be redeemed at par upon the occurrence of certain events.  The Corporation’s right to redeem the subordinated debt is subject to regulatory approval.

The Corporation has the right, subject to certain conditions, to defer payments of interest on the subordinated debt for extension periods, each period not exceeding ten consecutive semiannual periods.  As a consequence of the Corporation’s extension of the interest payment period, distributions on the capital securities would be deferred.  In the event the Corporation exercises its right to extend an interest payment period, the Corporation is prohibited from making dividend or any other equity distributions during such extension period.

M&I Capital Trust A is a 100% owned unconsolidated finance subsidiary of the Corporation.  The Corporation has fully and unconditionally guaranteed the securities that M&I Capital Trust A has issued.

The junior subordinated deferrable interest debentures qualify as “Tier 1” capital for regulatory capital purposes.

Floating rate FHLB advances mature at various times between 2006 and 2011.  The interest rate is reset monthly based on the London Interbank Offered Rate (“LIBOR”).  During 2004, M&I Bank prepaid $300.0 million of floating rate FHLB advances and terminated certain receive floating / pay fixed interest rate swaps designated as cash flow hedges against the forecasted interest payments on certain FHLB advances.  The termination of the interest rate swaps resulted in a charge to earnings of $2.0 million.  The charge to earnings resulting from this transaction is reported in other expense in the Consolidated Statements of Income for the year ended December 31, 2004.

Fixed rate FHLB advances have interest rates, which range from 2.07% to 8.47% and mature at various times in 2006 through 2017.  During 2004, a fixed rate advance from the FHLB aggregating $55.0 million with an annual coupon interest rate of 5.06% was prepaid and retired resulting in a charge to earnings of $4.9 million.  The charge to earnings resulting from this transaction is reported in other expense in the Consolidated Statements of Income for the year ended December 31, 2004.

The Corporation is required to maintain unencumbered first mortgage loans and mortgage-related securities such that the outstanding balance of FHLB advances does not exceed 85% (70% for multi-family) of the book value of this collateral.  In addition, a portion of these advances are collateralized by all FHLB stock.

The floating rate senior bank notes have interest rates based on 3-month LIBOR with a spread that ranges from a minus 0.015% to a plus 0.13%.  Interest payments are quarterly.  The floating rate senior bank notes outstanding mature at various times and amounts from 2007 to 2010.

The fixed rate senior bank notes have interest rates, which range from 2.63% to 5.52% and pay interest semi-annually.  The fixed rate senior bank notes outstanding mature at various times and amounts from 2007 through 2017.

The senior bank notes – Amortizing have a maturity date of August 18, 2009.  The senior bank notes pay interest semi-annually at a fixed semi-annual coupon interest rate of 2.90%.  In addition, principal in the amount of $18,182 is paid every coupon payment period beginning on August 18, 2004 and ending on August 18, 2009.

The senior bank notes – Extendible Liquidity Securities (“EXLs”) are indexed to one month LIBOR plus a stated spread.  EXL noteholders have the ability to extend the maturity date through 2006.  The stated spread is 0.10% to maturity in 2006.

The senior bank notes – Extendible Monthly Securities have an initial stated maturity date of December 15, 2006.  The noteholders may elect to extend the maturity date through 2011.  The interest rate is floating based upon LIBOR plus an applicable spread and is reset monthly.  The applicable spread is initially minus 0.02%, 0.00% in year two, and is plus for the remaining term, consisting of:  0.01% in year three, 0.03% in years four and five and 0.04% to maturity in 2011.

The senior bank notes – Puttable Reset Securities have a maturity date of December 15, 2016.  However in certain circumstances, the notes will be put back to the issuing bank at par prior to final maturity.  The notes are also subject to the exercise of a call option by a certain broker-dealer.  Beginning December 15, 2003 and each December 15 thereafter until and including December 15, 2015, the broker-dealer has the right to purchase all of the outstanding notes from the noteholders at a price equal to 100% of the principal amount of the notes and then remarket the notes.  However, if the broker-dealer does not purchase the notes on the aforementioned date(s), each holder of outstanding notes will be deemed to have put all of the holder’s notes to the issuing bank at a price equal to 100% of the principal amount of the notes and the notes will be completely retired.  The current interest rate is 5.18% and, to the extent the notes are purchased and remarketed, the interest rate will reset each date the notes are remarketed, subject to a floor of 5.17%.  The call and put are considered clearly and closely related for purposes of recognition and measurement under SFAS 133.  The fair value of the call option at December 31, 2005 and 2004, as determined by the holder of the call option, was approximately $62 million and $84 million, respectively.

The subordinated bank notes have fixed rates that range from 4.85% to 7.88% and mature at various times in 2010 through 2017.  Interest is paid semi-annually.  The subordinated bank notes qualify as “Tier 2” or supplementary capital for regulatory capital purposes.

The nonrecourse notes are reported net of prepaid interest and represent borrowings by the commercial leasing subsidiary from banks and other financial institutions.  These notes have a weighted average interest rate of 6.35% at December 31, 2005 and are due in installments over varying periods through 2009.  Lease financing receivables at least equal to the amount of the notes are pledged as collateral.

Scheduled maturities of long-term borrowings are $1,306,192, $993,522, $847,096, and $769,180 for 2007 through 2010, respectively.

15.

Shareholders’ Equity

The Corporation has 5,000,000 shares of preferred stock authorized, of which the Board of Directors has designated 2,000,000 shares as Series A Convertible Preferred Stock (the “Series A”), with a $100 value per share for conversion and liquidation purposes.  Series A is nonvoting preferred stock.  The same cash dividends will be paid on Series A as would have been paid on the common stock exchanged for Series A.  At December 31, 2005 and 2004 there were no shares of Series A outstanding.

During 2004, the Corporation and M&I Capital Trust B issued 16,000,000 units of Common SPACESSM.  Each unit has a stated value of $25.00 for an aggregate value of $400.0 million.  Each Common SPACES consists of (i) a stock purchase contract under which the investor agrees to purchase for $25, a fraction of a share of the Corporation’s common stock on the stock purchase date and (ii) a 1/40, or 2.5%, undivided beneficial interest in a preferred security of M&I Capital Trust B, also referred to as the STACKSSM, with each share having an initial liquidation amount of $1,000.  The stock purchase date is expected to be August 15, 2007, but could be deferred for quarterly periods until August 15, 2008.  Holders of the STACKS are entitled to receive quarterly cumulative cash distributions through the stock purchase date fixed initially at an annual rate of 3.90% of the liquidation amount of $1,000 per STACKS.  In addition, the Corporation will make quarterly contract payments under the stock purchase contract at the annual rate of 2.60% of the stated amount of $25 per stock purchase contract.

The Corporation recognized the present value of the quarterly contract payments under the stock purchase contract as a liability with an offsetting reduction in Shareholders’ Equity.  That liability along with the allocated portion of the fees and expenses incurred for the offering of Common SPACES resulted in a reduction in Shareholders’ Equity of $34,039 in 2004.

Each stock purchase contract underlying a Common SPACES obligates the investor to purchase on the stock purchase date for an amount in cash equal to the $25 stated amount of the Common SPACES, a number of shares of common stock equal to the settlement rate.

The settlement rate for each purchase contract will be set on August 15, 2007 (regardless of whether the stock purchase date is deferred beyond August 15, 2007).  If the applicable market value of common stock is equal to or greater than $46.28, the settlement rate will be .5402 shares of common stock, which is equal to the stated amount divided by $46.28.  If the applicable market value of common stock is less than $46.28 but greater than $37.32, the settlement rate will be a number of shares of common stock equal to $25 divided by the applicable market value.  If the applicable market value of common stock is less than or equal to $37.32, the settlement rate will be 0.6699 which is equal to the stated amount divided by $37.32.  The settlement rates are subject to adjustment, without duplication, upon the occurrence of certain anti-dilution events including adjustments for dividends paid above $0.21 per share (the dividend level at the time of the offering).

  The Corporation currently estimates that it will issue approximately 8.7 million to 10.9 million common shares to settle shares issuable pursuant to the stock purchase contracts.

Holders of Common SPACES have pledged their ownership interests in the STACKS as collateral for the benefit of the Corporation to secure their obligations under the stock purchase contract.  Holders of Common SPACES have the option to elect to substitute pledged treasury securities for the pledged ownership interests in the STACKS.

The Corporation issues treasury common stock in conjunction with exercises of stock options and restricted stock, acquisitions, and conversions of convertible securities.  Treasury shares are acquired from restricted stock forfeitures, shares tendered to cover tax withholding associated with stock option exercises and vesting of key restricted stock, mature shares tendered for stock option exercises in lieu of cash and open market purchases in accordance with the Corporation’s approved share repurchase program.  The Corporation is currently authorized to repurchase up to 12 million shares per year.  There were no shares repurchased in accordance with the approved plan during 2005.  The Corporation repurchased 2.3 million shares with an aggregate cost of $88.5 million in 2004.

During 2005, the Corporation entered into an equity distribution agreement that is described in the Prospectus Supplement dated October 17, 2005.  The proceeds from these issuances will be used for general corporate purposes, including maintaining capital at desired levels. Under the equity distribution agreement, the Corporation may offer and sell up to 3.5 million shares of its common stock from time to time through certain designated sales agents.  However, the Corporation will not sell more than the number of shares of its common stock necessary for the aggregate gross proceeds from such sales to reach $150.0 million.  During 2005, the Corporation issued 155,000 shares of its common stock.  The net proceeds from the sale amounted to $6,651.

The Corporation sponsors a deferred compensation plan for its non-employee directors and the non-employee directors and advisory board members of its affiliates.  Participants may elect to have their deferred fees used to purchase M&I common stock with dividend reinvestment.  Such shares will be distributed to plan participants in accordance with the plan provisions.  At December 31, 2005 and 2004, 611,318 and 620,624 shares of M&I common stock, respectively, were held in a grantor trust.  The aggregate cost of such shares is included in Deferred Compensation as a reduction of Shareholders’ equity in the Consolidated Balance Sheets and amounted to $16,759 at December 31, 2005 and $16,735 at December 31, 2004.

During 2003, the Corporation amended its deferred compensation plan for its non-employee directors and selected key employees to permit participants to defer the gain from the exercise of nonqualified stock options.  In addition, the gain upon vesting of restricted common stock to participating executive officers may be deferred.  Shares of M&I common stock, which represent the aggregate value of the gains deferred are maintained in a grantor trust with dividend reinvestment.  Such shares will be distributed to plan participants in accordance with the plan provisions.  At December 31, 2005 and 2004, 451,923 and 270,352 shares of M&I common stock, respectively, were held in the grantor trust.  The aggregate cost of such shares is included in Deferred Compensation as a reduction of Shareholders’ Equity in the Consolidated Balance Sheets and amounted to $18,724 at December 31, 2005 and $10,731 at December 31, 2004.

In conjunction with previous acquisitions, the Corporation assumed certain deferred compensation and nonqualified retirement plans for former directors and executive officers of acquired companies.  At December 31, 2005 and 2004, 59,796 and 87,557 common shares of M&I stock, respectively, were maintained in a grantor trust with such shares to be distributed to plan participants in accordance with the provisions of the plans.  The aggregate cost of such shares of $1,272 and $1,824 at December 31, 2005 and 2004, respectively, is included in Deferred Compensation as a reduction of Shareholders’ Equity in the Consolidated Balance Sheets.

Federal banking regulatory agencies have established capital adequacy rules which take into account risk attributable to balance sheet assets and off-balance sheet activities.  All banks and bank holding companies must meet a minimum total risk-based capital ratio of 8%.  Of the 8% required, at least half must be comprised of core capital elements defined as “Tier 1” capital.  The Federal banking agencies also have adopted leverage capital guidelines which banking organizations must meet.  Under these guidelines, the most highly rated banking organizations must meet a minimum leverage ratio of at least 3% “Tier 1” capital to total assets, while lower rated banking organizations must maintain a ratio of at least 4% to 5%.  Failure to meet minimum capital requirements can result in certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements.

At December 31, 2005 and 2004, the most recent notification from the Federal Reserve Board categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Corporation’s category.

To be well capitalized under the regulatory framework, the “Tier 1” capital ratio must meet or exceed 6%, the total capital ratio must meet or exceed 10% and the leverage ratio must meet or exceed 5%.

The Corporation’s risk-based capital and leverage ratios are as follows ($ in millions):

	Risk-Based Capital Ratios, As Adjusted
	As of December 31, 2005		As of December 31, 2004
	Amount	Ratio	Amount	Ratio
Tier 1 capital	$3,114.0	7.84%	$2,580.4	7.60%
Tier 1 capital adequacy minimum requirement	1,587.9	4.00	1,357.9	4.00
Excess	$1,526.1	3.84%	$1,222.5	3.60%

Total capital	$4,726.4	11.91%	$3,863.1	11.38%
Total capital adequacy minimum requirement	3,175.8	8.00	2,715.9	8.00
Excess	$1,550.6	3.91%	$1,147.2	3.38%

Risk-adjusted assets	$39,698.1		$33,948.4

	Leverage Ratio, As Adjusted
	As of December 31, 2005		As of December 31, 2004
	Amount	Ratio	Amount	Ratio
Tier 1 capital to adjusted total assets	$3,114.0	7.24%	$2,580.4	6.88%
Minimum leverage adequacy requirement	1,291.1 - 2,151.9	3.00-5.00	1,125.3 - 1,875.5	3.00-5.00
Excess	$1,822.9 - 962.1	4.24-2.24%	$1,455.1 - 704.9	3.88-1.88%

Adjusted average total assets	$43,039.2		$37,509.2

All of the Corporation’s banking subsidiaries’ risk-based capital and leverage ratios meet or exceed the defined minimum requirements, and have been deemed well capitalized as of December 31, 2005 and 2004.  The following table presents the risk-based capital ratios for the Corporation’s lead banking subsidiary:

	As Adjusted
	Tier 1	Total	Leverage
M&I Marshall & Ilsley Bank
December 31, 2005	7.52%	12.03%	6.95%
December 31, 2004	7.11	11.30	6.39

Banking subsidiaries are restricted by banking regulations from making dividend distributions above prescribed amounts and are limited in making loans and advances to the Corporation.  At December 31, 2005, the retained earnings of subsidiaries available for distribution as dividends without regulatory approval, while maintaining well capitalized risk-based capital and leverage ratios, was approximately $942.8 million.

16.

Income Taxes

Total income tax expense for the years ended December 31, 2005, 2004, and 2003 was allocated as follows:

	As Adjusted
	2005	2004	2003
Income before income taxes	$351,464	$305,987	$202,060
Shareholders’ Equity:
Compensation expense for tax purposes in excess of Amounts recognized for financial reporting purposes	(8,882)	(11,155)	(7,586)
Unrealized gains (losses) on accumulated Other comprehensive income	(33,133)	11,065	25,353
	$309,449	$305,897	$219,827

The current and deferred portions of the provision for income taxes were:

	As Adjusted
	2005	2004	2003
Current:
Federal	$333,433	$267,613	$234,898
State	33,985	36,013	20,887
Total current	367,418	303,626	255,785
Deferred:
Federal	(15,082)	3,855	(50,317)
State	(872)	(1,494)	(3,408)
Total deferred	(15,954)	2,361	(53,725)
Total provision for income taxes	$351,464	$305,987	$202,060

The following is a reconciliation between the amount of the provision for income taxes and the amount of tax computed by applying the statutory Federal income tax rate (35%):

	As Adjusted
	2005	2004	2003
Tax computed at statutory rates	$370,179	$319,144	$253,577
Increase (decrease) in taxes resulting from:
Federal tax-exempt income	(21,498)	(20,834)	(20,485)
State income taxes, net of Federal tax benefit	21,130	22,031	13,107
Bank owned life insurance	(9,478)	(9,539)	(10,677)
Resolution of income tax audits	—	—	(39,312)
Other	(8,869)	(4,815)	5,850
Total provision for income taxes	$351,464	$305,987	$202,060

The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

	As Adjusted
	2005	2004
Deferred tax assets:
Deferred compensation	$54,919	$50,180
Share-based compensation	67,661	60,926
Allowance for loan and lease losses	147,877	142,651
Accrued postretirement benefits	27,543	29,507
Accrued expenses	31,988	30,937
Net Operating Loss Carryforwards (NOLs)	29,821	23,464
Accumulated other comprehensive income	20,584	—
Other	90,557	77,888
Total deferred tax assets before valuation allowance	470,950	415,553
Valuation allowance	(39,060)	(40,228)
Net deferred tax assets	431,890	375,325

Deferred tax liabilities:
Lease revenue reporting	119,112	124,401
Conversion cost deferred	52,261	57,093
Premises and equipment, principally due to depreciation	22,931	13,941
Deductible goodwill	42,407	29,555
Purchase accounting adjustments	123,434	103,422
Accumulated other comprehensive income	—	12,549
Other	58,599	49,694
Total deferred tax liabilities	418,744	390,655
Net deferred tax asset (liability)	$13,146	$(15,330)

The Corporation continues to carry a valuation allowance to reduce certain state deferred tax assets which include, in part, certain state NOLs which expire at various times through 2020.  At December 31, 2005, the Corporation believes it is more likely than not that these items will not be realized.  However, as time passes the Corporation will be able to better assess the amount of tax benefit it will realize from using these items.

17.

Stock Option, Restricted Stock and Employee Stock Purchase Plans

The Corporation has equity incentive plans which provide for the grant of nonqualified and incentive stock options, stock appreciation rights, rights to purchase shares of restricted stock and the award of restricted stock units to key employees and directors of the Corporation at prices ranging from zero to the market value of the shares at the date of grant.  The equity incentive plans generally provide for the grant of options to purchase shares of the Corporation’s common stock for a period of ten years from the date of grant.  Stock options granted generally become exercisable over a period of three years from the date of grant.  However, stock options granted to directors of the Corporation vest immediately and stock options granted after 1996 provide accelerated or immediate vesting for grants to individuals who meet certain age and years of service criteria at the date of grant.  Restrictions on stock or units issued pursuant to the Equity Incentive Plans generally lapse within a three to seven year period.

The Corporation also has a Long-Term Incentive Plan.  Under the plan, performance units may be awarded from time to time.  Once awarded, additional performance units will be credited to each participant based on dividends paid by the Corporation on its common stock.  At the end of a designated vesting period, participants will receive a cash award equal to the Corporation’s average common stock price over the last five days of the vesting period multiplied by some percent (0%-275%) of the initial performance units credited plus those additional units credited as dividends based on the established performance criteria.  The vesting period is three years from the date the performance units were awarded.

The Corporation also has a qualified employee stock purchase plan (the “ESPP”) which gives employees who elect to participate in the plan the right to acquire shares of the Corporation’s common stock at the purchase price which is 85 percent of the lesser of the fair market value of the Corporation’s common stock on the first or last day of the one-year offering period (“look-back feature”) which has historically been from July 1 to June 30.

Under the fair value method of accounting, compensation cost is measured at the grant date based on the fair value of the award using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, expected dividends and the risk-free interest rate over the expected life of the option.  The resulting compensation cost for stock options that vest is recognized over the service period, which is usually the vesting period.  The fair value method of accounting provided under SFAS 123 is generally similar to the fair value method of accounting under SFAS 123(R).

Activity relating to nonqualified and incentive stock options was:

	Number of Shares	Option Price Per Share	Weighted- Average Exercise Price
Shares under option at December 31, 2002	20,946,401	$7.69-33.94	$25.69
Options granted	3,794,250	25.93-38.25	34.48
Options lapsed or surrendered	(478,454)	9.63-34.79	29.42
Options exercised	(2,479,381)	7.69-34.79	19.75
Shares under option at December 31, 2003	21,782,816	$9.63-38.25	$27.81
Options granted	3,758,145	36.76-44.20	41.64
Options lapsed or surrendered	(343,070)	15.94-41.95	32.12
Options exercised	(2,319,794)	9.63-34.79	21.09
Shares under option at December 31, 2004	22,878,097	$10.13-44.20	$30.70
Options granted	3,911,980	40.49-47.02	42.81
Options lapsed or surrendered	(284,399)	22.80-42.82	36.76
Options exercised	(1,850,361)	10.13-41.95	23.49
Shares under option at December 31, 2005	24,655,317	$15.94-47.02	$33.09

The range of options outstanding at December 31, 2005 were:

	Number of Shares		Weighted-Average Exercise Price		Weighted-Average Aggregate intrinsic Value		Weighted-Average Remaining Contractual Life (In Years)
Price Range	Outstanding	Exercisable	Outstanding	Exercisable	Outstanding	Exercisable	Outstanding	Exercisable
$15.00-23.99	2,731,449	2,731,449	$20.98	$20.98	$22.06	$22.06	4.2	4.2
24.00-26.99	1,797,503	1,793,335	25.82	25.82	17.22	17.22	3.3	3.3
27.00-29.99	4,360,486	4,334,067	28.57	28.57	14.47	14.47	5.6	5.6
30.00-32.99	5,013,488	4,985,935	31.41	31.41	11.63	11.63	5.2	5.1
33.00-35.99	3,193,560	2,359,724	34.77	34.76	8.27	8.28	7.7	7.7
36.00-41.99	3,749,601	1,711,652	41.59	41.45	1.45	1.59	8.8	8.8
Over $42.00	3,809,230	535,131	42.84	42.82	0.20	0.22	9.8	9.8
	24,655,317	18,451,293	$33.09	$30.35	$9.95	$12.69	6.6	5.7

Options exercisable at December 31, 2004 and 2003 were 16,845,530 and 15,810,384, respectively.  The weighted-average exercise price for options exercisable was $28.32 at December 31, 2004 and $26.19 at December 31, 2003.

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes closed form option-pricing model for options granted prior to September 30, 2004.  A form of a lattice option-pricing model was used for options granted after September 30, 2004.

The grant date fair values and assumptions used to determine such value are as follows:

	2005	2004	2003
Weighted-average grant date fair value	$8.78	$7.48	$10.00
Assumptions:
Risk-free interest rates	3.70-4.64%	3.17-4.45%	2.54-3.83%
Expected volatility	13.12-18.50%	18.00-30.33%	30.23-31.19%
Expected term (in years)	6.0	6.0	6.0
Expected dividend yield	2.11%	1.93%	2.19%

The total intrinsic value of nonqualified and incentive stock options exercised during the years ended December 31, 2005, 2004 and 2003 was $37.0 million, $43.7 million and $32.2 million, respectively.  The total fair value of shares vested during the years ended December 31, 2005, 2004 and 2003 amounted to $29.8 million, $30.0 million and $29.9 million, respectively.

There was approximately $35.8 million of total unrecognized compensation expense related to unvested nonqualified and incentive stock options at December 31, 2005.  The total unrecognized compensation expense will be recognized over a weighted average period of 1.4 years.  For awards with graded vesting, compensation expense was recognized using an accelerated method prior to the adoption of SFAS 123(R) and is recognized on a straight line basis for awards granted after the effective date.

For the years ended December 31, 2005, 2004 and 2003 the expense for nonqualified and incentive stock options that is included in Salaries and Employee Benefits expense in the Consolidated Statements of Income amounted to $28.8 million, $29.7 million and $31.2 million, respectively.  These amounts are considered non-cash expenses for the Statements of Cash Flow purposes.

For the years ended December 31, 2005, 2004 and 2003 the expense for directors’ nonqualified and incentive stock options that is included in Other expense in the Consolidated Statements of Income amounted to $0.7 million, $1.0 million and $0.6 million, respectively.

Activity relating to the Corporation’s Restricted Stock Purchase Rights was:

	December 31
	2005	2004	2003
Restricted stock purchase rights outstanding — Beginning of Year	—	—	—
Restricted stock purchase rights granted	183,700	172,700	163,300
Restricted stock purchase rights exercised	(183,700)	(172,700)	(163,300)
Restricted stock purchase rights outstanding — End of Year	—	—	—
Weighted-average grant date market value	$42.88	$41.50	$34.28
Aggregate compensation expense	$4,529	$3,153	$1,111
Unamortized deferred compensation	$13,794	$10,727	$6,910

Restrictions on stock issued pursuant to the exercise of stock purchase rights generally lapse within a three to seven year period.  Accordingly, the compensation related to issuance of the rights is amortized over the vesting period.  At December 31, 2005, the unamortized compensation expense will be recognized over a weighted average period of 1.9 years.  These amounts are considered non-cash expenses for the Statements of Cash Flow purposes.

All participants in the Long-Term Incentive Plan will receive a cash award at the end of the designated vesting period.  This plan meets the definition of a liability award.  Unlike equity awards, liability awards are remeasured at fair value at each balance sheet date until settlement.  For the years ended December 31, 2005, 2004 and 2003 the expense for the Long-Term Incentive Plan that is included in Salaries and Employee Benefits expense in the Consolidated Statements of Income amounted to $8.6 million, $11.8 million and $9.4 million, respectively.

Under SFAS 123(R), compensation expense is recognized for the ESPP.  The compensation cost per share for the ESPP was $9.96 and $8.04 for the years ended December 31, 2005 and 2004, respectively.  Employee contributions under the ESPP are made ratably during the plan period.  Employees may withdraw from the plan prior to the end of the one year offering period.  The total estimated shares to be purchased are estimated at the beginning of the plan period based on total expected contributions for the plan period and 85% of the market price at that date.  During 2005 and 2004, common shares purchased by employees under the ESPP amounted to 324,500 and 332,520, respectively.  For the years ended December 31, 2005, 2004 and 2003 the total expense for the ESPP that is included in Salaries and Employee Benefits expense in the Consolidated Statements of Income amounted to $3.3 million, $2.5 million and $2.1 million, respectively.  These amounts are considered non-cash expenses for the Statements of Cash Flow purposes.

Shares reserved for the granting of options and stock purchase rights at December 31, 2005 were 4,121,081.

18.

Employee Retirement and Health Plans

The Corporation has a defined contribution program that consists of a retirement plan and employee stock ownership plan for substantially all employees.  The retirement plan provides for a guaranteed contribution to eligible participants equal to 2% of compensation.  At the Corporation’s option, an additional profit sharing amount may also be contributed to the retirement plan and may vary from year to year up to a maximum of 6% of eligible compensation.  Under the employee stock ownership plan, employee contributions into the retirement plan of up to 6% of eligible compensation are matched up to 50% by the Corporation based on the Corporation’s return on equity as defined by the plan.  Total expense relating to these plans was $60,390, $52,065, and $52,946 in 2005, 2004, and 2003, respectively.

The Corporation also has supplemental retirement plans to provide retirement benefits to certain of its key executives.  Total expense relating to these plans amounted to $3,112 in 2005, $3,213 in 2004, and $10,779 in 2003.

The Corporation sponsors a defined benefit health plan that provides health care benefits to eligible current and retired employees.  Eligibility for retiree benefits is dependent upon age, years of service, and participation in the health plan during active service.  The plan is contributory and in 1997 and 2002 the plan was amended.  Employees hired after September 1, 1997, including employees retained from mergers, will be granted access to the Corporation’s plan upon becoming an eligible retiree; however, such retirees must pay 100% of the cost of health care benefits.  The plan continues to contain other cost-sharing features such as deductibles and coinsurance.  In addition to the normal monthly funding for claims, the Corporation expects to make an additional contribution to its plan of approximately $7.0 million per year.

The changes during the year of the accumulated postretirement benefit obligation (“APBO”) for retiree health benefits are as follows:

	2005	2004
Change in Benefit Obligation
APBO, beginning of year	$73,652	$83,337
Service cost	2,210	2,523
Interest cost on APBO	4,635	5,008
Actuarial (gains) losses	9,433	(5,785)
Other Events (Medicare Part D)	(3,507)	(7,842)
Benefits paid	(5,035)	(3,589)
APBO, end of year	81,388	73,652

Change in Plan Assets
Fair value of plan assets, beginning of year	7,826	—
Actual return on plan assets	546	407
Employer contribution/payments	10,980	11,008
Benefits paid	(5,035)	(3,589)
Fair value of plan assets, end of year	14,317	7,826
Unfunded status	67,071	65,826
Unrecognized actuarial net loss	(24,929)	(20,008)
Unrecognized prior service cost	22,841	25,563
Accrued postretirement benefit cost	$64,983	$71,381
Weighted average discount rate used in determining APBO	5.00%	6.25%

The assumed health care cost trend for 2006 was 9.00% for pre-age 65 and post-age 65 retirees.  The rate was assumed to decrease gradually to 5.00% for pre-age 65 and post-age 65 retirees in 2010 and remain at that level thereafter.

The weighted average discount rate used in determining the APBO was based on matching the Corporation’s estimated plan duration to a yield curve derived from a portfolio of high-quality corporate bonds with yields within the 10th to 90th percentiles.  The portfolio consisted of over 500 actual Aa quality bonds at various maturity points across the full maturity spectrum that were all United States issues and non-callable (or callable with make whole features) with a minimum amount outstanding of $50 million.

Net periodic postretirement benefit cost for the years ended December 31, 2005, 2004 and 2003 includes the following components:

	2005	2004	2003
Service cost	$2,210	$2,523	$2,140
Interest cost on APBO	4,635	5,008	5,340
Expected return on plan assets	(597)	(300)	—
Prior service amortization	(2,721)	(2,721)	(2,721)
Actuarial loss amortization	1,056	1,664	2,005
Other	—	—	660
Net periodic postretirement (benefit)/cost	$4,583	$6,174	$7,424

The assumed health care cost trend rate has a significant effect on the amounts reported for the health care plans.  A one-percentage point change on assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$827	$(724)
Effect on accumulated postretirement benefit obligation	9,111	(8,005)

Postretirement medical plan weighted–average asset allocations at December 31, by asset category are as follows:

	2005	2004
Plan Assets by Category
Equity securities	50%	48%
Tax exempt debt securities	45	45
Cash	5	7
Total	100%	100%

The Corporation’s primary investment objective is to achieve a combination of capital appreciation and current income.  The long-term target asset mix is 50% fixed income and 50% equity securities.  Individual fixed income securities may be taxable or tax-exempt and will have maturities of thirty years or less.  The average maturity of the portfolio will not exceed ten years.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Total Without Medicare Part D	Estimated Medicare Part D Subsidy
2006	$3,805	$(683)
2007	4,348	(763)
2008	4,886	(838)
2009	5,422	(901)
2010-2015	39,690	(6,341)

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law.  The Act introduces a prescription drug benefit program under Medicare (Medicare Part D) as well as a 28% Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the Financial Accounting Standards Board issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.  FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

During the third quarter of 2004, the Corporation elected to adopt FSP 106-2 and to retroactively recognize the Act from January 1, 2004.  The Corporation and its actuarial advisors determined that benefits provided to certain participants are expected to be at least actuarially equivalent to Medicare Part D, and, accordingly the Corporation will be entitled to some subsidy.  The expected subsidy reduced the accumulated postretirement benefit obligation at January 1, 2004 by approximately $7.8 million and net periodic cost for the year ended December 31, 2004 by approximately $1.3 million as compared with the amount determined without considering the effects of the subsidy.

Assumptions used to develop this reduction included those used in the determination of the annual postretirement health care expense and also include expectations of how the Federal program will ultimately operate.

On January 21, 2005 final regulations establishing how Medicare Part D will operate were published.  After evaluating the final regulations, the Corporation determined that it was able to expand the retiree group that is eligible for the subsidy which lowered the APBO by approximately $3.5 million over what had previously been calculated.

19.

Financial Instruments with Off-Balance Sheet Risk

Financial instruments with off-balance sheet risk at December 31 were:

	2005	2004
Financial instruments whose amounts represent credit risk:
Commitments to extend credit:
To commercial customers	$13,896,069	$11,407,915
To individuals	2,566,658	2,637,837
Commercial letters of credit	49,698	87,428
Mortgage loans sold with recourse	71,997	152,042

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and may require payment of a fee.  The majority of the Corporation’s commitments to extend credit generally provide for the interest rate to be determined at the time the commitment is utilized.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Corporation evaluates each customer’s credit worthiness on an individual basis.  Collateral obtained, if any, upon extension of credit, is based upon management’s credit evaluation of the customer.  Collateral requirements and the ability to access collateral is generally similar to that required on loans outstanding as discussed in Note 7.

Commercial letters of credit are contingent commitments issued by the Corporation to support the financial obligations of a customer to a third party.  Commercial letters of credit are issued to support payment obligations of a customer as buyer in a commercial contract for the purchase of goods.  Letters of credit have maturities which generally reflect the maturities of the underlying obligations.  The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.  If deemed necessary, the Corporation holds various forms of collateral to support letters of credit.

Certain mortgage loans sold have limited recourse provisions.  The Corporation expects losses arising from the limited recourse provisions to be insignificant.

20.

Foreign Exchange Contracts

Foreign exchange contracts are commitments to purchase or deliver foreign currency at a specified exchange rate.  The Corporation enters into foreign exchange contracts primarily in connection with trading activities to enable customers involved in international trade to hedge their exposure to foreign currency fluctuations and to minimize the Corporation’s own exposure to foreign currency fluctuations resulting from the above.  Foreign exchange contracts include such commitments as foreign currency spot, forward, future and, to a much lesser extent, option contracts.  The risks in these transactions arise from the ability of the counterparties to perform under the terms of the contracts and the risk of trading in a volatile commodity.  The Corporation actively monitors all transactions and positions against predetermined limits established on traders and types of currency to ensure reasonable risk taking.

Matching commitments to deliver foreign currencies with commitments to purchase foreign currencies minimizes the Corporation’s market risk from unfavorable movements in currency exchange rates.

At December 31, 2005 the Corporation’s foreign currency position resulting from foreign exchange contracts by major currency was as follows (U.S. dollars):

	Commitments to Deliver Foreign Exchange	Commitments to Purchase Foreign Exchange
Currency
Euros	$214,751	$216,421
Swiss Franc	24,664	24,624
Canadian Dollars	43,841	43,629
English Pound Sterling	35,846	35,600
Japanese Yen	12,643	12,596
Australian Dollar	2,569	2,536
Mexican Peso	2,921	2,920
All Other	379	386
Total	$337,614	$338,712

Average amount of contracts during 2005 to deliver/purchase foreign exchange	$519,954	$519,559

21.

Derivative Financial Instruments and Hedging Activities

Interest rate risk, the exposure of the Corporation’s net interest income and net fair value of its assets and liabilities to adverse movements in interest rates, is a significant market risk exposure that can have a material effect on the Corporation’s financial condition, results of operations and cash flows.  The Corporation has established policies that neither earnings nor fair value at risk should exceed established guidelines and assesses these risks by modeling the impact of changes in interest rates that may adversely impact expected future earnings and fair values.

The Corporation has strategies designed to confine these risks within the established limits and identify appropriate risk / reward trade-offs in the financial structure of its balance sheet.  These strategies include the use of derivative financial instruments to help achieve the desired balance sheet repricing structure while meeting the desired objectives of its customers.

Trading Instruments and Other Free Standing Derivatives

The Corporation enters into various derivative contracts primarily to focus on providing derivative products to customers which enables them to manage their exposures to interest rate risk.  The Corporation’s market risk from unfavorable movements in interest rates is generally economically hedged by concurrently entering into offsetting derivative contracts.  The offsetting derivative contracts generally have nearly identical notional values, terms and indices.  The Corporation uses interest rate futures to economically hedge the exposure to interest rate risk arising from the interest rate swap (designated as trading) entered into in conjunction with its auto securitization activities.  Interest rate futures are also used to economically hedge the exposure to interest rate risk arising from auto loans designated as held for sale and other free standing derivatives.

Interest rate lock commitments on residential mortgage loans intended to be held for sale are considered free standing derivative instruments.  The option to sell the mortgage loans at the time the commitments are made are also free standing derivative instruments.  The change in fair value of these derivative instruments due to changes in interest rates tend to offset each other and act as economic hedges.  At December 31, 2005 and 2004, the estimated fair values of interest rate lock commitments on residential mortgage loans intended to be held for sale and related option to sell were insignificant.

Trading and free standing derivative contracts are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting under SFAS 133.  They are carried at fair value with changes in fair value recorded as a component of other noninterest income.

At December 31, 2005, free standing interest rate swaps consisted of $1.6 billion in notional amount of receive fixed / pay floating with an aggregate negative fair value of $19.8 million and $1.3 billion in notional amount of pay fixed / receive floating with an aggregate positive fair value of $21.6 million.

At December 31, 2005, interest rate caps purchased amounted to $23.8 million in notional with a positive fair value of $0.2 million and interest rate caps sold amounted to $23.8 million in notional with a negative fair value of $0.2 million.

At December 31, 2005, the notional value of free standing interest rate futures was $0.9 billion with an immaterial fair value.

Fair Value Hedges

The Corporation has fixed rate CDs and fixed rate long-term debt which expose the Corporation to variability in fair values due to changes in market interest rates.

To limit the Corporation’s exposure to changes in interest rates, the Corporation has entered into received-fixed / pay floating interest rate swaps.

The Corporation structures the interest rate swaps so that all of the critical terms of the fixed rate CDs and fixed rate borrowings match the receive fixed leg of the interest rate swaps at inception of the hedging relationship.  As a result, the Corporation expects the hedging relationship to be highly effective in achieving offsetting changes in fair value due to changes in market interest rates both at inception and on an ongoing basis.

At December 31, 2005 certain interest rate swaps designated as fair value hedges met the criteria required to qualify for the shortcut method of accounting.  Based on the shortcut method of accounting treatment, no ineffectiveness is assumed.

At December 31, 2005, no component of the derivative instruments’ gain or loss was excluded from the assessment of hedge effectiveness for derivative financial instruments designated as fair value hedges.

During the first quarter of 2003, the Corporation terminated the fair value hedge on certain long-term borrowings.  The adjustment to the fair value of the hedged instrument of $35.2 million is being accreted as income into earnings over the expected remaining term of the borrowings using the effective interest method.

The following table presents additional information with respect to selected fair value hedges.

Fair Value Hedges

December 31, 2005

Hedged Item	Hedging Instrument	Notional Amount ($ in millions)	Fair Value ($ in millions)	Weighted Average Remaining Term (Years)

Fair Value Hedges that Qualify for Shortcut Accounting

Fixed Rate Bank Notes	Receive Fixed Swap	$445.5	$(9.5)	8.6

Institutional CDs	Receive Fixed Swap	115.0	(0.5)	0.5

Other Fair Value Hedges

Fixed Rate CDs	Receive Fixed Swap	$860.5	$(23.6)	8.7

Medium Term Notes	Receive Fixed Swap	359.9	(7.8)	7.4

Fixed Rate Bank Notes	Receive Fixed Swap	625.0	(12.0)	4.8

Institutional CDs	Receive Fixed Swap	15.0	(0.2)	8.0

Brokered Bullet CDs	Receive Fixed Swap	188.5	(0.9)	0.8

The impact from fair value hedges to total net interest income for the year ended December 31, 2005 was a positive $30.2 million.  The impact to net interest income due to ineffectiveness was a positive $0.5 million.

Cash Flow Hedges

The Corporation has variable rate loans, deposits and borrowings which expose the Corporation to variability in interest payments due to changes in interest rates.  The Corporation believes it is prudent to limit the variability of a portion of its interest receipts and payments.  To meet this objective, the Corporation enters into various types of derivative financial instruments to manage fluctuations in cash flows resulting from interest rate risk.  At December 31, 2005, these instruments consisted of interest rate swaps.

The Corporation regularly originates and holds floating rate commercial loans that reprice monthly on the first business day to one-month LIBOR.  As a result, the Corporation’s interest receipts are exposed to variability in cash flows due to changes in one-month LIBOR.

In order to hedge the interest rate risk associated with the floating rate commercial loans indexed to one-month LIBOR, the Corporation has entered into receive fixed / pay LIBOR-based floating interest rate swaps designated as cash flow hedges against the first LIBOR-based interest payments received that, in the aggregate for each period, are interest payments on such principal amount of its then existing LIBOR-indexed floating-rate commercial loans equal to the notional amount of the interest rate swaps outstanding.

Hedge effectiveness is assessed at inception and each quarter on an on-going basis using regression analysis that takes into account reset date differences for certain designated interest rate swaps that reset quarterly.  Each month the Corporation makes a determination that it is probable that the Corporation will continue to receive interest payments on at least that amount of principal of its existing LIBOR-indexed floating-rate commercial loans that reprice monthly on the first business day to one-month LIBOR equal to the notional amount of the interest rate swaps outstanding.  Ineffectiveness is measured using the hypothetical derivative method and is recorded as a component of interest income on loans.

The Corporation regularly issues floating rate institutional CDs indexed to three-month LIBOR.  As a result, the Corporation’s interest payments are exposed to variability in cash flows due to changes in three-month LIBOR.

In order to hedge the interest rate risk associated with floating rate institutional CDs, the Corporation has entered into pay fixed / receive LIBOR-based floating interest rate swaps designated as cash flow hedges against the interest payments on the forecasted issuance of floating rate institutional CDs.

For certain institutional CDs, hedge effectiveness is assessed at inception and each quarter on an on-going basis using regression analysis that regresses daily observations of three-month LIBOR to itself with a five day mismatch on either side for potential reset date differences between the interest rate swaps and the floating rate institutional CDs.  The regression analysis is based on a rolling five years of daily observations.  Ineffectiveness is measured using the hypothetical derivative method and is recorded as a component of interest expense on deposits.

The Corporation regularly purchases overnight borrowings indexed to the Federal funds rate.  As a result, the Corporation’s interest payments are exposed to variability in cash flows due to changes in the Federal funds effective rate.

In order to hedge the interest rate risk associated with overnight borrowings, the Corporation has entered into pay fixed / receive floating interest rate swaps designated as cash flow hedges against interest payments on the forecasted issuance of floating rate overnight borrowings.  The floating leg of the interest rate swap resets monthly to the H15 Federal Effective index.  The H15 Federal Effective index is not a benchmark rate therefore, hedge effectiveness is assessed at inception and each quarter on an on-going basis using regression analysis.  Each month the Corporation makes a determination that it is probable that the Corporation will continue to make interest payments on at least that amount of outstanding overnight floating-rate borrowings equal to the notional amount of the interest rate swaps outstanding.  Ineffectiveness is measured using the hypothetical derivative method and is recorded as a component of interest expense on short term borrowings.

The Corporation structures the remaining interest rate swaps so that all of the critical terms of the LIBOR-based floating rate deposits and borrowings match the floating leg of the interest rate swaps at inception of the hedging relationship. As a result, the Corporation expects those hedging relationships to be highly effective in achieving offsetting changes in cash flows due to changes in market interest rates both at inception and on an ongoing basis.

At December 31, 2005 one interest rate swap designated as a cash flow hedge met the criteria required to qualify for the shortcut method of accounting.  Based on the shortcut method of accounting treatment, no ineffectiveness is assumed.

At December 31, 2005, no component of the derivative instruments’ gain or loss was excluded from the assessment of hedge effectiveness for derivative financial instruments designated as cash flow hedges.

Changes in the fair value of the interest rate swaps designated as cash flow hedges are reported in accumulated other comprehensive income.  These amounts are subsequently reclassified to interest income or interest expense as a yield adjustment in the same period in which the related interest on the variable rate loans and short-term borrowings affects earnings.  Ineffectiveness arising from differences between the critical terms of the hedging instrument and hedged item is recorded in interest income or expense.

The following table summarizes the Corporation’s cash flow hedges.

Cash Flow Hedges

December 31, 2005

Hedged Item	Hedging Instrument	Notional Amount ($ in millions)	Fair Value ($ in millions)	Weighted Average Remaining Term (Years)

Cash Flow Hedges that Qualify for Shortcut Accounting

Floating Rate Bank Notes	Pay Fixed Swap	$125.0	$1.2	1.3

Other Cash Flow Hedges

Variable Rate Loans	Receive Fixed Swap	$1,150.0	$(33.9)	3.9

Institutional CDs	Pay Fixed Swap	1,405.0	13.8	1.4

Federal Funds Purchased	Pay Fixed Swap	300.0	(1.4)	1.3

FHLB Advances	Pay Fixed Swap	1,220.0	21.8	3.0

Money Market Accounts	Pay Fixed Swap	250.0	5.3	1.5

During 2004, $300 million of FHLB floating rate advances were retired.  In conjunction with the retirement of debt, $300 million in notional value of receive floating / pay fixed interest rate swaps designated as cash flow hedges against the retired floating rate advances were terminated.  The loss in accumulated other comprehensive income aggregating $2.0 million ($1.3 million after tax) was charged to other expense.

During 2003, $610.0 million of FHLB floating rate advances were retired.  In conjunction with the retirement of debt, $610.0 million in notional value of received floating / pay fixed interest rate swaps designated as cash flow hedges against the retired floating rate advances were terminated.  The loss in accumulated other comprehensive income aggregating $40.5 million ($26.3 million after tax) was charged to other expense.

During 2003, the Corporation redeemed all of the Floating Rate Debentures held by its subsidiary, MVBI Capital Trust, and MVBI Capital Trust redeemed all of its currently outstanding Floating Rate Trust Preferred Securities at an aggregate liquidation amount of $14.95 million.  In conjunction with the redemption, the Corporation terminated the associated interest rate swap designated as a cash flow hedge.  The loss in accumulated other comprehensive income aggregating $1.4 million ($0.9 million after tax) was charged to other expense.

During 2003, the cash flow hedge on commercial paper was terminated.  The $32.6 million in accumulated other comprehensive income at the time of termination is being amortized as expense into earnings in the remaining periods during which the hedged forecasted transaction affects earnings.

The impact to total net interest income from cash flow hedges, including amortization of terminated cash flow hedges, for the year ended December 31, 2005 was a positive $5.3 million.  The impact due to ineffectiveness was immaterial.  The estimated reclassification from accumulated other comprehensive income in the next twelve months is approximately $7.1 million.

Credit risk arises from the potential failure of counterparties to perform in accordance with the terms of the contracts.  The Corporation maintains risk management policies that define parameters of acceptable market risk within the framework of its overall asset/liability management strategies and monitor and limit exposure to credit risk.  The Corporation believes its credit and settlement procedures serve to minimize its exposure to credit risk.  Credit exposure resulting from derivative financial instruments is represented by their fair value amounts, increased by an estimate of potential adverse position exposure arising from changes over time in interest rates, maturities and other relevant factors.  At December 31, 2005, the estimated credit exposure arising from derivative financial instruments was approximately $24.7 million.

For the years ended December 31, 2004 and 2003, the total effect on net interest income resulting from derivative financial instruments, was a positive $8.6 million and a negative $34.6 million including the amortization of terminated derivative financial instruments, respectively.

22.

Fair Value of Financial Instruments

The book values and estimated fair values for on and off-balance sheet financial instruments as of December 31, 2005 and 2004 are presented in the following table.  Derivative financial instruments designated as hedging instruments are included in the book values and fair values presented for the related hedged items.  Derivative financial instruments designated as trading and other free standing derivatives are included in Trading securities.

Balance Sheet Financial Instruments ($ in millions)

	2005		2004
	Book Value	Fair Value	Book Value	Fair Value
Financial Assets:
Cash and short term investments	$1,455.0	$1,455.0	$1,011.2	$1,011.2
Trading securities	29.8	29.8	18.4	18.4
Investment securities available for sale	5,701.7	5,701.7	5,359.0	5,359.0
Investment securities held to maturity	618.6	638.1	726.4	765.1
Net loans and leases	33,803.1	33,878.5	29,178.7	29,309.4
Interest receivable	199.0	199.0	144.9	144.9

Financial Liabilities:
Deposits	27,674.2	27,642.7	26,455.1	26,453.7
Short-term borrowings	3,020.0	3,020.0	1,934.2	1,934.2
Long-term borrowings	9,275.4	9,248.6	6,622.4	6,707.2
Standby letters of credit	6.8	6.8	5.1	5.1
Interest payable	168.1	168.1	93.0	93.0

Where readily available, quoted market prices are utilized by the Corporation.  If quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The calculated fair value estimates, therefore, cannot be substantiated by comparison to independent markets and, in many cases, could not be realized upon immediate settlement of the instrument.  The current reporting requirements exclude certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the entire Corporation.

The following methods and assumptions are used in estimating the fair value for financial instruments.

Cash and short-term investments

The carrying amounts reported for cash and short-term investments approximate the fair values for those assets.

Trading and investment securities

Fair value is based on quoted market prices or dealer quotes where available.  Estimated fair values for residual interests in the form of interest-only strips from automobile loan securitizations are based on discounted cash flow analysis.

Net loans and leases

Loan and lease balances are assigned fair values based on a discounted cash flow analysis.  The discount rate is based on the treasury yield curve, with rate adjustments for credit quality, cost and profit factors.  Net loans and leases include loans held for sale.

Deposits

The fair value for demand deposits or any interest bearing deposits with no fixed maturity date is considered to be equal to the carrying value.  Time deposits with defined maturity dates are considered to have a fair value equal to the book value if the maturity date was within three months of December 31.  The remaining time deposits are assigned fair values based on a discounted cash flow analysis using discount rates that approximate interest rates currently being offered on time deposits with comparable maturities.

Borrowings

Short-term borrowings are carried at cost that approximates fair value.  Long-term debt is generally valued using a discounted cash flow analysis with a discount rate based on current incremental borrowing rates for similar types of arrangements or, if not readily available, based on a build up approach similar to that used for loans and deposits.  Long-term borrowings include their related current maturities.

Standby letters of credit

The book value and fair value of standby letters of credit is based on the unamortized premium (fees paid by customers).

Off-Balance Sheet Financial Instruments ($ in millions)

Fair values of loan commitments and commercial letters of credit have been estimated based on the equivalent fees, net of expenses, that would be charged for similar contracts and customers at December 31:

	2005	2004
Loan commitments	$9.4	$13.2
Commercial letters of credit	0.4	0.7

See Note 19 for additional information on off-balance sheet financial instruments.

23.

Business Segments

Generally, the Corporation organizes its segments based on legal entities.  Each entity offers a variety of products and services to meet the needs of its customers and the particular market served.  Each entity has its own president and is separately managed subject to adherence to corporate policies.  Discrete financial information is reviewed by senior management to assess performance on a monthly basis.  Certain segments are combined and consolidated for purposes of assessing financial performance.

The accounting policies of the Corporation’s segments are the same as those described in Note 1.  Intersegment revenues may be based on cost, current market prices or negotiated prices between the providers and receivers of services.

Based on the way the Corporation organizes its segments, the Corporation has determined that it has two reportable segments.

Banking

Banking represents the aggregation of two separately chartered banks headquartered in Wisconsin, one federally chartered thrift headquartered in Nevada, one separately chartered bank headquartered in St. Louis, Missouri, an asset-based lending subsidiary headquartered in Minnesota and an operational support subsidiary.  Banking consists of accepting deposits, making loans and providing other services such as cash management, foreign exchange and correspondent banking to a variety of commercial and retail customers.  Products and services are provided through a variety of delivery channels including traditional branches, supermarket branches, telephone centers, ATMs and the Internet.

Data Services (or Metavante)

Data Services includes Metavante as well as its related subsidiaries.  Metavante provides technology products, software and services, including data processing to M&I affiliates as well as banks, thrifts, credit unions, trust companies and other financial services providers in the United States and abroad.  Metavante provides products and services related to customer relationship management, electronic banking, Internet banking and electronic funds transfer.  Metavante also provides a variety of card solutions, including debit, prepaid debit, and credit card account processing, card personalization, ACH processing, ATM driving and monitoring, gateway transaction processing, merchant processing, healthcare identification card fulfillment and flexible spending account processing.  In addition Metavante provides electronic bill presentment and payment services, as well as payment and settlement of bill payment transactions for businesses and consumers.

All Others

The Corporation’s primary other operating segments include Trust Services,  Capital Markets Group, Brokerage and Insurance Services and Commercial Leasing.  Trust Services provides investment management and advisory services as well as personal, commercial and corporate trust services in Wisconsin, Arizona, Minnesota, Florida, Nevada, Missouri and Indiana.  Capital Markets Group provides venture capital and advisory services.

Total Revenues by type in All Others consist of the following ($ in millions):

	As Adjusted
	2005	2004	2003
Trust Services	$165.2	$148.3	$126.2
Capital Markets	25.1	18.1	20.4
Brokerage and Insurance	27.3	25.2	23.4
Commercial Leasing	14.9	15.5	15.1
Others	4.6	4.2	4.1
Total	$237.1	$211.3	$189.2

The following represents the Corporation’s operating segments as of and for the years ended December 31, 2005, 2004 and 2003.  Beginning in 2005, total other income for Metavante includes float income which represents interest income on balances invested in an affiliate bank which arise from Electronic Bill Payment activities.  This income was formerly reported as a component of Net Interest Income for Metavante.  Effective January 1, 2006 the Corporation transferred a portion of its item processing business from the Banking Segment to Metavante.  During  2006, the Corporation transferred the residential and commercial mortgage banking reporting units, which were previously included in other business operations, to the Banking Segment.  Segment information for all periods has been adjusted for these transfers and reclassifications.  Fees – Intercompany represent intercompany revenue charged to other segments for providing certain services.  Expenses – Intercompany represent fees charged by other segments for certain services received.  For each segment, Expenses – Intercompany are not the costs of that segment’s reported intercompany revenues.  Intrasegment revenues, expenses and assets have been eliminated.

	Year Ended December 31, 2005 As Adjusted ($ in millions)
	Banking	Metavante	Others	Corporate Overhead		Eliminations Reclassifications Adjustments	Consolidated
Net interest income	$1,282.4	$(37.3)	$17.7		$(9.7)	$12.1	$1,265.2

Other income

Fees – external	298.6	1,185.0	213.6		19.1	—	1,716.3

Fees – internal

Fees – intercompany	59.9	87.9	5.8		86.5	(240.1)	—

Float income – intercompany	—	12.1	—		—	(12.1)	—

Total other income	358.5	1,285.0	219.4		105.6	(252.2)	1,716.3

Other expense

Expenses – other	638.1	1,011.5	116.5		113.1	(0.2)	1,879.0
Expenses – intercompany	153.3	43.3	42.1		1.2	(239.9)	—

Total other expense	791.4	1,054.8	158.6		114.3	(240.1)	1,879.0

Provision for loan and lease losses	43.4	—	1.4		—	—	44.8

Income (loss) before taxes	806.1	192.9	77.1		(18.4)	—	1,057.7

Income tax expense (benefit)	257.6	73.4	29.4		(8.9)	—	351.5

Segment income	$548.5	$119.5	$47.7	$	(9.5)	$—	$706.2

Identifiable assets	$43,518.2	$2,826.3	$685.5		$615.7	$(1,433.0)	$46,212.7

Depreciation and amortization	$82.3	$139.0	$(24.2)		$5.3	$—	$202.4

Purchase of premises and equipment, net	$60.7	$44.2	$10.2		$(21.5)	$—	$93.6

Return on Average Equity	15.31%	15.44%	23.90%				16.21%

	Year Ended December 31, 2004 As Adjusted ($ in millions)
	Banking	Metavante	Others	Corporate Overhead	Eliminations Reclassifications Adjustments	Consolidated
Net interest income	$1,169.3	$(21.8)	$16.9	$(7.8)	$4.0	$1,160.6

Other income

Fees – external	271.3	935.1	189.6	22.0	—	1,418.0

Fees – internal

Fees – intercompany	64.3	76.3	4.8	70.2	(215.6)	—

Float income – intercompany	—	4.0	—	—	(4.0)	—

Total other income	335.6	1,015.4	194.4	92.2	(219.6)	1,418.0

Other expense

Expenses – other	604.4	822.0	104.1	97.9	0.3	1,628.7
Expenses – intercompany	136.3	45.7	40.0	(6.1)	(215.9)	—

Total other expense	740.7	867.7	144.1	91.8	(215.6)	1,628.7

Provision for loan and lease losses	29.8	—	8.2	—	—	38.0

Income (loss) before taxes	734.4	125.9	59.0	(7.4)	—	911.9

Income tax expense (benefit)	240.0	49.1	23.2	(6.3)	—	306.0

Segment income	$494.4	$76.8	$35.8	$(1.1)	$—	$605.9

Identifiable assets	$38,130.1	$2,390.2	$559.0	$933.0	$(1,574.9)	$40,437.4

Depreciation and amortization	$90.5	$118.5	$(20.4)	$3.5	$—	$192.1

Purchase of premises and equipment, net	$50.0	$27.4	$1.6	$1.4	$—	$80.4

Return on Average Equity	15.82%	17.05%	19.59%			17.00%

	Year Ended December 31, 2003 As Adjusted ($ in millions)
	Banking	Metavante	Others	Corporate Overhead	Eliminations Reclassifications Adjustments	Consolidated
Net interest income	$1,091.9	$(4.6)	$16.6	$(16.7)	$2.3	$1,089.5

Other income

Fees – external	309.7	700.6	168.6	4.4	0.3	1,183.6

Fees – internal

Fees – intercompany	63.6	66.7	4.0	62.1	(196.4)	—

Float income – intercompany	—	2.3	—	—	(2.3)	—

Total other income	373.3	769.6	172.6	66.5	(198.4)	1,183.6

Other expense

Expenses – other	643.7	652.9	91.4	97.8	(0.2)	1,485.6
Expenses – intercompany	123.0	42.4	36.3	(5.8)	(195.9)	—

Total other expense	766.7	695.3	127.7	92.0	(196.1)	1,485.6

Provision for loan and lease losses	51.9	—	11.1	—	—	63.0

Income (loss) before taxes	646.6	69.7	50.4	(42.2)	—	724.5

Income tax expense (benefit)	180.5	18.6	19.7	(16.7)	—	202.1

Segment income	$466.1	$51.1	$30.7	$(25.5)	$—	$522.4

Identifiable assets	$33,221.9	$990.2	$609.6	$571.4	$(1,020.5)	$34,372.6

Depreciation and amortization	$103.8	$115.5	$(23.0)	$2.7	$—	$199.0

Purchase of premises and equipment, net	$31.9	$28.7	$2.1	$(0.6)	$—	$62.1

Return on Average Equity	15.56%	13.82%	16.88%			15.87%

24.

Guarantees

Standby letters of credit are contingent commitments issued by the Corporation to support the obligations of a customer to a third party and to support public and private financing, and other financial or performance obligations of customers.  Standby letters of credit have maturities that generally reflect the maturities of the underlying obligations.  The credit risk involved in issuing standby letters of credit is the same as that involved in extending loans to customers.  If deemed necessary, the Corporation holds various forms of collateral to support the standby letters of credit.  The gross amount of standby letters of credit issued at December 31, 2005 was $1.8 billion.  Of the amount outstanding at December 31, 2005, standby letters of credit conveyed to others in the form of participations amounted to $72.3 million.  Since many of the standby letters of credit are expected to expire without being drawn upon, the amounts outstanding do not necessarily represent future cash requirements.  At December 31, 2005, the estimated fair value associated with letters of credit amounted to $6.8 million.

Metavante offers credit card processing to its customers.  Under the rules of the credit card associations, Metavante has certain contingent liabilities for card transactions acquired from merchants.  This contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor.  In such case, Metavante charges the transaction back (“chargeback”) to the merchant and the disputed amount is credited or otherwise refunded to the cardholder.  If Metavante is unable to collect this amount from the merchant, due to the merchant’s insolvency or other reasons, Metavante will bear the loss for the amount of the refund paid to the cardholder.  In most cases this contingent liability situation is unlikely to arise because most products or services are delivered when purchased, and credits are issued by the merchant on returned items.  However, where the product or service is not provided until some time following the purchase, the contingent liability may be more likely.  This credit loss exposure is within the scope of the recognition and measurement provisions of FIN 45.  The Corporation has concluded that the fair value of the contingent liability was immaterial due to the following factors: (1) merchants are evaluated for credit risk in a manner similar to that employed in making lending decisions; (2) if deemed appropriate, the Corporation obtains collateral which includes holding funds until the product or service is delivered or severs its relationship with a merchant; and (3) compensation, if any, received for providing the guarantee is minimal.

Metavante assesses the contingent liability and records credit losses for known losses and a provision for losses incurred but not reported which are based on historical chargeback loss experience.  For the year ended December 31, 2005, recoveries of such losses totaled $56, compared to $300 of such losses for the year ended December 31, 2004.

Metavante’s master license agreement includes an indemnification clause that indemnifies the licensee against claims, suits or other proceedings (including reasonable attorneys’ fees and payment of any final settlement or judgment) brought by third parties against the licensee alleging that a software product, by itself and not in combination with any other hardware, software or services, when used by licensee as authorized under the master license agreement, infringes a U.S. patent or U.S. copyright issued or registered as of  the date the master license agreement is executed.  Metavante’s obligation to indemnify a licensee is contingent on the licensee providing prompt written notice of the claim, full authority and control of the defense and settlement of the claim and reasonable assistance at Metavante’s request and expense, to defend or settle such claim.

In the event a software product becomes, or in Metavante’s opinion is likely to become, the subject of an infringement claim, Metavante may, at its option and expense, either procure for the licensee the right to continue using the software product, modify the software product so that it becomes non-infringing, substitute the software product with other software of the same material capability and functionality or where none of these options are reasonably available, terminate the license granted and refund the unearned portion of the initial license fee.

Metavante’s obligation is subject to certain exceptions and Metavante will have no obligation to any infringement claim based upon any failure to use the software product in accordance with the license agreement or for purposes not intended by Metavante, Metavante’s modification of the software product in compliance with specifications or requirements provided by the licensee, use of any part of the software product in conjunction with third party software, hardware or data not authorized in the license agreement, modification, addition or change to any part of the software product by the licensee or its agents or any registered user, use of any release of the software product other than the most current release made available to the licensee and any claim of infringement arising more than five years after the delivery date of the applicable software product.

At December 31, 2005 and 2004 there were no liabilities reflected on the Consolidated Balance Sheets related to these indemnifications.

As of December 31, 2005, the Corporation has fully and unconditionally guaranteed $200 million of certain long-term borrowing obligations issued by M&I Capital Trust A that was deconsolidated upon the adoption of the provisions of FIN 46R.  In addition, at December 31, 2005 the Corporation has fully and unconditionally guaranteed $400 million of certain long-term borrowing obligations issued by M&I Capital Trust B.  See Note 14 for further discussion regarding M&I Capital Trust A and B.

As part of securities custody activities and at the direction of trust clients, the Corporation’s trust subsidiary, Marshall & Ilsley Trust Company N.A. (“M&I Trust”) lends securities owned by trust clients to borrowers who have been evaluated for credit risk in a manner similar to that employed in making lending decisions.  In connection with these activities, M&I Trust has issued certain indemnifications against loss resulting from the default by a borrower under the master securities loan agreement, such as the failure of the borrower to return loaned securities when due or the borrower’s bankruptcy or receivership.  The borrowing party is required to fully collateralize securities received with cash or marketable securities.  As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest and the collateral is revalued on a daily basis.  The amount of securities loaned subject to indemnification was $8.0 billion at December 31, 2005 and $5.0 billion at December 31, 2004.  Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote and there are no liabilities reflected on the Consolidated Balance Sheets at December 31, 2005 and December 31, 2004, related to these indemnifications.

25.

Condensed Financial Information—Parent Corporation Only

Condensed Balance Sheets

December 31

	As Adjusted
	2005	2004
Assets
Cash and cash equivalents	$288,579	$582,127
Indebtedness of nonbank affiliates	1,287,910	1,288,790
Investments in affiliates:
Banks	3,585,196	3,102,088
Nonbanks	1,470,609	969,707
Premises and equipment, net	8,786	31,189
Other assets	337,606	345,914
Total assets	$6,978,686	$6,319,815

Liabilities and Shareholders’ Equity
Commercial paper issued	$301,963	$312,098
Other liabilities	318,452	324,030
Long-term borrowings:
Medium-term notes Series E and MiNotes	423,796	526,850
4.375% senior notes	598,007	597,505
3.90% junior subordinated debt securities	396,014	395,018
7.65% junior subordinated deferrable interest debentures due to M&I Capital Trust A	204,983	213,574
Total long-term borrowings	1,622,800	1,732,947
Total liabilities	2,243,215	2,369,075
Shareholders’ equity	4,735,471	3,950,740
Total liabilities and shareholders’ equity	$6,978,686	$6,319,815

Scheduled maturities of long-term borrowings are $198,425 in 2006, $9,299 in 2007, $3,529 in 2008, $605,387 in 2009 and $18,988 in 2010.  See Note 14 for a description of the long-term borrowings.

Condensed Statements of Income

Years Ended December 31

	As Adjusted
	2005	2004	2003
Income
Cash dividends:
Bank affiliates	$445	$284,347	$390,129
Nonbank affiliates	59,473	68,473	28,682
Interest from affiliates	68,955	34,825	13,406
Service fees and other	112,504	100,986	71,658
Total income	241,377	488,631	503,875
Expense
Interest	85,567	48,246	32,056
Salaries and employee benefits	70,740	63,033	59,870
Administrative and general	44,555	32,662	36,098
Total expense	200,862	143,941	128,024
Income before income taxes and equity in undistributed net income of affiliates	40,515	344,690	375,851
Provision for income taxes	(8,906)	(6,297)	(16,712)
Income before equity in undistributed net income of affiliates	49,421	350,987	392,563
Equity in undistributed net income of affiliates, net of dividends paid:
Banks	516,712	182,750	43,992
Nonbanks	140,057	72,116	85,892
Net income	$706,190	$605,853	$522,447

Condensed Statements of Cash Flows

Years Ended December 31

	As Adjusted
	2005	2004	2003
Cash Flows From Operating Activities:
Net income	$706,190	$605,853	$522,447
Noncash items included in income:
Equity in undistributed net income of affiliates	(656,769)	(254,866)	(129,884)
Depreciation and amortization	5,282	3,517	2,720
Excess tax benefit from stock–based comp. arrangements	(1,001)	(1,519)	(2,287)
Other	(7,470)	1,127	28,763
Net cash provided by operating activities	46,232	354,112	421,759

Cash Flows From Investing Activities:
Increases in indebtedness of affiliates	(548,005)	(1,522,750)	(1,104,749)
Decreases in indebtedness of affiliates	548,885	599,830	1,125,657
Decreases (increases) in investments in affiliates	(110,014)	(147,329)	2,829
Proceeds from (purchases of ) premises and equipment, net	21,456	(1,456)	622
Other	24,340	(59,570)	(21,374)
Net cash (used in) provided by investing activities	(63,338)	(1,131,275)	2,985

Cash Flows From Financing Activities:
Dividends paid	(214,788)	(179,855)	(158,007)
Proceeds from issuance of commercial paper	4,676,424	4,280,021	4,638,514
Principal payments on commercial paper	(4,686,559)	(4,273,666)	(4,652,968)
Proceeds from issuance of long-term borrowings	8,005	1,108,956	179,166
Payments on long-term borrowings	(111,036)	(8,241)	(186,460)
Purchases of common stock	—	(98,385)	(201,044)
Proceeds from issuance of common stock	60,911	206,666	49,063
Excess tax benefit from stock-based comp. arrangements	1,001	1,519	2,287
Other	(10,400)	(3,062)	—
Net cash (used in) provided by financing activities	(276,442)	1,033,953	(329,449)
Net (decrease) increase in cash and cash equivalents	(293,548)	256,790	95,295
Cash and cash equivalents, beginning of year	582,127	325,337	230,042
Cash and cash equivalents, end of year	$288,579	$582,127	$325,337

Quarterly Financial Information (Unaudited)

Following is unaudited financial information for each of the calendar quarters during the years ended December 31, 2005 and 2004 as adjusted.  Common dividend data for prior periods has been restated for the 2002 two-for-one stock split. ($000’s except share data)

	Quarter Ended As Adjusted
	Dec. 31	Sept. 30	June 30	March 31
2005
Total Interest Income	$628,741	$583,723	$541,483	$492,684
Net Interest Income	331,577	321,794	313,005	298,858
Provision for Loan and Lease Losses	12,995	9,949	13,725	8,126
Income before Income Taxes	262,270	271,435	273,751	250,198
Net Income	177,455	179,674	183,745	165,316
Net Income Per Share:
Basic	$0.76	$0.77	$0.80	$0.73
Diluted	0.74	0.75	0.79	0.71
2004
Total Interest and Fee Income	$462,048	$431,064	$405,034	$396,209
Net Interest Income	295,790	287,982	291,014	285,771
Provision for Loan and Lease Losses	12,837	6,872	9,227	9,027
Income before Income Taxes	249,714	226,619	221,966	213,541
Net Income	167,181	150,613	146,519	141,540
Net Income Per Share:
Basic	$0.75	$0.68	$0.66	$0.64
Diluted	0.73	0.66	0.65	0.62

	2005	2004	2003	2002	2001
Common Dividends Declared
First Quarter	$0.210	$0.180	$0.160	$0.145	$0.133
Second Quarter	0.240	0.210	0.180	0.160	0.145
Third Quarter	0.240	0.210	0.180	0.160	0.145
Fourth Quarter	0.240	0.210	0.180	0.160	0.145
	$0.930	$0.810	$0.700	$0.625	$0.568

Price Range of Stock

(Low and High Close-Restated for 2002 Two-for-One Stock Split)

	2005	2004	2003	2002	2001
First Quarter
Low	$40.21	$36.18	$25.07	$28.90	$24.02
High	43.65	40.39	29.15	31.68	27.60
Second Quarter
Low	41.23	36.60	25.79	29.52	24.46
High	45.06	41.15	31.75	31.96	27.18
Third Quarter
Low	42.83	37.32	30.13	25.69	25.50
High	47.28	41.21	32.74	30.97	29.78
Fourth Quarter
Low	40.18	40.28	32.53	23.25	26.33
High	44.40	44.43	38.40	29.20	32.06

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Marshall & Ilsley Corporation:

We have audited the accompanying consolidated balance sheets of Marshall & Ilsley Corporation and subsidiaries (the “Corporation”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marshall & Ilsley Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 24, 2006 (December 27, 2006 as to Note 2 and Note 23)